Exhibit 99.1

First Bancorp. Announces Earnings for the Quarter Ended September 30, 2020

  Net income of $28.6 million, or $0.13 per diluted share, for the third quarter of 2020, compared to $21.3 million, or $0.09 per diluted share, for the second quarter of 2020. First BanCorp. (the “Corporation”) completed the acquisition of Banco Santander Puerto Rico (“BSPR”) effective September 1, 2020. The Corporation’s financial statements reflect $5.6 billion in total assets, $2.6 billion in gross loans, and $4.2 billion in total deposits acquired in the BSPR acquisition. The net income for the third and second quarters of 2020 included the following items of note:

- Provision for credit losses on loans, finance leases and debt securities of $46.9 million for the third quarter of 2020, compared to a provision of $39.0 million for the second quarter of 2020. Approximately $38.9 million ($25.9 million after-tax, or $(0.12) per diluted share) of the provision for the third quarter was a result of the Day 1 reserves required by the current expected credit losses (“CECL”) methodology for non-purchased credit deteriorated (“non-PCD”) loans acquired in the acquisition of BSPR.

- Merger and restructuring costs of $10.4 million ($6.5 million after-tax, or $(0.03) per diluted share) for the third quarter of 2020 associated with the acquisition of BSPR, compared to $2.9 million ($1.8 million after-tax, or $(0.01) per diluted share) for the second quarter of 2020.

- Income tax benefit of $8.0 million, or $0.04 per diluted share, resulting from a partial reversal of the deferred tax asset valuation allowance.

- Tax-exempt gains of $5.3 million in the third quarter of 2020, or $0.02 per diluted share, consisting of a $5.1 million gain on sales of $116.6 million of U.S. agencies mortgage-backed securities (“MBS”) and a $0.2 million gain on sales of $803.3 million of U.S. Treasury Notes. The U.S. Treasury Notes sold were part of the investment securities portfolio acquired from BSPR.

- For the second quarter of 2020, a benefit from business interruption insurance recovery of $5.0 million ($3.1 million after-tax, or $0.01 per diluted share) related to lost profits caused by Hurricanes Irma and Maria in 2017.

  Income before income taxes of $24.2 million for the third quarter of 2020, compared to $27.3 million for the second quarter of 2020.
  On a non-GAAP basis, adjusted pre-tax, pre-provision income of $77.1 million for the third quarter of 2020, compared to $67.3 million for the second quarter of 2020.
  Net interest income increased by $13.5 million to $148.7 million for the third quarter of 2020, compared to $135.2 million for the second quarter of 2020. Approximately $14.0 million of the increase was related to the acquisition of BSPR which at closing added $2.5 billion of loans and $1.2 billion of investment securities, partially offset by lower average loan and investment yields.
  Net interest margin was 3.93% for the third quarter of 2020, compared to 4.22% for the second quarter of 2020, reflecting, among other things, the effects of a lower interest rate environment on variable-rate commercial loans and MBS prepayment rates, and a higher proportion of low-yielding assets to total interest-earning assets, partially offset by a lower cost of deposits and higher loan accretion income. The acquisition of BSPR had a one basis point dilutive impact on the net interest margin in the third quarter of 2020, as the adverse impact of low yields on acquired investment securities and interest-bearing cash balances was offset by loan accretion income.
  Non-interest income increased by $9.0 million to $29.9 million for the third quarter of 2020, compared to $20.9 million for the second quarter of 2020, primarily due to the $5.3 million gain on sales of investment securities and a $3.4 million increase in revenues from mortgage banking activities, driven by a higher volume of loan originations and sales. Approximately $2.0 million of the total increase in non-interest income is attributable to the contribution of the BSPR acquisition, primarily reflected in service charges on deposits, and transactional interchange and merchant fee income.
  Non-interest expenses increased by $17.7 million to $107.5 million for the third quarter of 2020, compared to $89.8 million for the second quarter of 2020. Non-interest expenses for the third quarter of 2020 included $10.4 million of merger and restructuring costs, compared to $2.9 million for the second quarter of 2020, and $1.0 million of COVID-19 pandemic-related expenses, compared to $3.0 million, for the second quarter of 2020. Approximately $10.7 million of the total increase in non-interest expenses is related to expenses of the acquired operations as well as the amortization of intangible assets acquired.
  Income tax benefit of $4.4 million for the third quarter of 2020, compared to income tax expense of $6.0 million for the second quarter of 2020. The variance was primarily related to an $8.0 million tax benefit related to the partial reversal of the deferred tax asset valuation allowance.
  Credit quality variances:

- Non-performing assets decreased by $10.5 million to $293.3 million as of September 30, 2020, compared to $303.8 million as of June 30, 2020. The decrease was primarily related to a $7.3 million decrease in the other real estate owned (“OREO”) portfolio balance, driven by sales of residential properties, and a $3.2 million decrease in nonaccrual consumer loans, primarily reflected in the auto loan portfolio. The Corporation did not acquire any of BSPR’s non-performing assets as established in the stock purchase agreement.

- An annualized net charge-offs to average loans ratio of 0.45% for the third quarter of 2020, compared to 0.43% for the second quarter of 2020.

  Total deposits, excluding brokered deposits and government deposits, increased by $3.7 billion to $12.5 billion as of September 30, 2020, which reflects $3.4 billion of deposits (net of brokered and government deposits) resulting from the acquisition of BSPR. Organic deposit growth was $216.4 million during the third quarter, primarily demand deposits, which grew by 6%, or $250.4 million.
  Brokered certificates of deposits (“CDs”) decreased by $87.2 million during the third quarter to $276.2 million as of September 30, 2020. Meanwhile, non-maturity brokered deposits increased in the quarter by $31.2 million to $278.4 million as of September 30, 2020 primarily reflecting $56.1 million of non-maturity brokered deposits resulting from the acquisition of BSPR.
  Government deposits increased in the quarter by $899.3 million and totaled $2.1 billion as of September 30, 2020, reflecting increases of $782.9 million, $115.7 million, and $0.7 million in the Puerto Rico, Virgin Islands, and Florida regions, respectively. The increase in the Puerto Rico region during the third quarter reflects primarily $670.5 million of government deposits resulting from the acquisition of BSPR. The remaining $228.8 million of organic growth reflects an increase in balances of transactional accounts of certain municipalities in Puerto Rico, primarily related to the collection of municipal license taxes, and higher balances on transactional accounts of the central government in the U.S. Virgin Islands driven by collection of income taxes.
  Total loans increased in the quarter by $2.5 billion to $11.9 billion as of September 30, 2020. The increase reflects primarily $2.6 billion in loans resulting from the acquisition of BSPR, consisting of $1.5 billion in commercial and construction loans, $821.9 million in residential mortgage loans and $210.9 million in consumer loans. As of September 30, 2020, loans held for investment include a net purchase accounting discount of $66.9 million related to the acquisition of BSPR. The decrease in the legacy loan portfolio of $60.5 million during the third quarter consisted of a $65.8 million decrease in residential mortgage loans, and a $60.7 million decrease in commercial and construction loans, partially offset by a $66.0 million increase in consumer loans, primarily auto loans.
  Total loan originations, including refinancings, renewals and draws from existing commitments (other than credit card utilization activity), amounted to $971.1 million in the third quarter of 2020, compared to $902.9 million in the second quarter of 2020. Total loan originations in the third quarter included $15.1 million of Small Business Administration Paycheck Protection Program (“SBA PPP”) loans, compared to $375.2 million originated in the second quarter of 2020. Excluding SBA PPP loans, total loan originations of $956.0 million in the third quarter of 2020, up $428.3 million from $527.7 million in the second quarter of 2020.
  Liquidity levels have remained high with the cash and liquid securities to total assets ratio exceeding 19.2% as of September 30, 2020, compared to 21.0% as of June 30, 2020.
  Core deposits and other intangible assets of $39.2 million and goodwill of $6.3 million recorded in connection with the acquisition of BSPR.
  Capital ratios remained strong compared to regulatory levels for well capitalized banks. Preliminary estimated Total capital, Common equity Tier 1 capital (“CET1”), Tier 1 capital, and Leverage ratios of 20.32%, 17.22%, 17.53%, and 13.04%, respectively, as of September 30, 2020. The tangible common equity ratio was 11.36% as of September 30, 2020.

SAN JUAN, Puerto Rico--(BUSINESS WIRE)--October 30, 2020--First BanCorp. (the “Corporation”) (NYSE: FBP), the bank holding company for FirstBank Puerto Rico (“FirstBank” or “the Bank”), today reported net income of $28.6 million, or $0.13 per diluted share, for the third quarter of 2020, compared to $21.3 million, or $0.09 per diluted share, for the second quarter of 2020, and $46.3 million, or $0.21 per diluted share, for the third quarter of 2019. Financial results for the third quarter of 2020 reflected a current period provision for credit losses of $46.9 million, of which $38.9 million ($25.9 million after-tax, or $(0.12) per diluted share) was a result of the initial establishment of the Day 1 reserves required by CECL in connection with non-PCD loans acquired in the BSPR acquisition. Additionally, in the third quarter of 2020, the Corporation incurred merger and restructuring related costs of $10.4 million ($6.5 million after-tax, or $(0.03) per diluted share) in connection with the closing of the BSPR acquisition, recognized an $8.0 million tax benefit related to a partial reversal of the deferred tax asset valuation allowance, or $0.04 per diluted share, and recorded a tax-exempt gain from sales of investment securities of $5.3 million, or $0.02 per diluted share.

The Corporation completed the acquisition of BSPR effective September 1, 2020. The Corporation’s financial statements for the third quarter include 30 days of BSPR operations, post-acquisition, which have an effect on the comparability of the current quarter’s results to prior periods. The Corporation’s statement of financial condition as of September 30, 2020 reflects $5.6 billion in total assets, $2.6 billion in gross loans, and $4.2 billion in total deposits acquired in the BSPR acquisition. BSPR operated 27 banking branches in Puerto Rico.

The following table summarizes the composition of the earnings reported for the third quarter of 2020:

	First BanCorp. Legacy Operations	BSPR Acquired Operation	Other Transactions	Total

Net Interest Income	$134,659	$14,037	$-	$148,696

Provision for Credit Losses (legacy operations)	8,032	-	-	8,032
Day 1 Reserves Required for Acquired Non-PCD Loans and related commitments	-	-	38,882	38,882
Provision for Credit Losses	8,032	-	38,882	46,914

Net interest income after provision for credit losses	126,627	14,037	(38,882)	101,782

Non-interest Income	22,861	1,785	-	24,646
Gain on sale of investment securities	-	-	5,288	5,288
Total non-interest income	22,861	1,785	5,288	29,934

Non interest expenses	86,390	10,677	-	97,067
Merger and Restructuring costs	-	-	10,441	10,441
Total non-interest expenses	86,390	10,677	10,441	107,508

Income before income taxes	63,098	5,145	(44,035)	24,208
Income tax (expense) benefit	(18,801)	(1,692)	16,898	(3,595)
Partial reversal of deferred tax asset valuation allowance	-	-	8,000	8,000

Net Income (Loss)	$44,297	$3,453	$(19,137)	$28,613

Aurelio Alemán, President and Chief Executive Officer of First BanCorp., commented: “We are very pleased with the closing of the strategic acquisition of Banco Santander Puerto Rico solidifying our position on the island and strengthening our competitiveness in commercial, retail and residential lending. The acquisition brings us greater reach and market share gains across the island, as well as new levers to improve our efficiency metrics. This acquisition contributed $4.2 billion in deposits and $2.6 billion in loans, the acquired loan portfolio complements our loan book nicely, and the deposit book significantly improves our funding. Our loan to deposit ratio now stands at 78% and our expanded customer base should drive future growth. We welcome the former Banco Santander employees and customers to our family and look forward to exceeding their expectations with an expanded branch network, service channels and enhanced technological offerings. Our existing customers will also benefit from this expansion.

There is still over $60 billion of remaining estimated hurricane and pandemic relief funding in Puerto Rico which will contribute to the economic recovery already underway in our main market. Employment figures continue to trend positive now at 92% of August 2019 levels and lending activity continues to improve in most products. We are optimistic for the prospects of growth for the island and are well prepared to support increased economic activity. We remain vigilant to potential economic hurdles related to future COVID-19 restrictions. We have worked hard to build a fortress balance sheet and even following the completed acquisition our liquidity levels, reserve coverage, and capital position are among the highest in the banking sector and have positioned us well to take advantage of growth opportunities.

We generated net income of $28.6 million during the quarter, including only one month of earnings contribution from the acquired operations; on a non-GAAP basis, pre-tax pre-provision income for the quarter was over $77 million, an increase of 14.6% over the prior quarter. The enhanced funding profile of our combined institution and greater customer reach should help to drive additional loan growth and net interest income, which will improve further our outsized capital position. Capital deployment opportunities remain a priority as our economic environment stabilizes.

The integration efforts are well underway, I am very proud of what the combined team has been able to accomplish thus far and we are excited for the future growth prospects of our institution.”

NON-GAAP DISCLOSURES

This press release includes certain non-GAAP financial measures, including adjusted net income, adjusted pre-tax, pre-provision income, adjusted net interest income and margin, adjusted non-interest expenses, tangible common equity, tangible book value per common share, certain capital ratios, and certain other financial measures that exclude the effect of items that management believes are not reflective of core operating performance, are not expected to reoccur with any regularity or may reoccur at uncertain times and in uncertain amounts (the “Special Items”), and should be read in conjunction with the discussion below in Basis of Presentation – Use of Non-GAAP Financial Measures and the accompanying tables (Exhibit A), which are an integral part of this press release.

BSPR ACQUISITION

Effective September 1, 2020, the Corporation completed the acquisition of BSPR pursuant to a stock purchase agreement dated as of October 21, 2019. The transaction was structured as an all-cash acquisition of all of the issued and outstanding common stock of Santander Bancorp, the sole shareholder of BSPR, a corporation incorporated under the laws of the Commonwealth of Puerto Rico and sole shareholder of Santander Insurance Agency, Inc. (collectively referred to as “BSPR”). In consideration for the acquisition, the Corporation paid cash in an amount of approximately (i) $394.8 million for 117.5% of BSPR’s core tangible common equity, comprised of a $58.8 million premium on $336 million of core tangible common equity, plus (ii) $882.8 million for BSPR’s excess capital (paid at par), which represents the estimated closing payment pursuant to the terms of the stock purchase agreement.

The following table summarizes the estimated fair value of assets acquired and liabilities assumed of BSPR as of September 1, 2020 under the acquisition method of accounting:

(In thousands)
Total purchase price consideration (cash)	$1,277,626

Fair value of assets acquired:	Fair Value
Cash and cash equivalents	$1,684,252
Investment securities available for sale	1,167,225
Loans, net	2,514,916
Premises and equipment, net	12,499
Intangible assets	39,232
Other assets	189,131
Total assets and identifiable intangible assets acquired	$5,607,255

Fair value of liabilities assumed:
Deposits	$4,194,940
Other liabilities	140,992
Total liabilities assumed	4,335,932

Fair value of net assets and identifiable intangible assets acquired	$1,271,323

Goodwill	$6,303

As of September 30, 2020, the purchase price remains subject to final adjustments and fair value measurements remain preliminary due to the timing of the acquisition. The Corporation continues to review information relating to events or circumstances existing at the acquisition date and expects to finalize its analysis of the acquired assets and assumed liabilities over the next few months, but not later than one year after the acquisition.

SPECIAL ITEMS

The financial results for the third and second quarters of 2020 and the third quarter of 2019 included the following significant Special Items:

Quarter ended September 30, 2020

  Merger and restructuring costs of $10.4 million ($6.5 million after-tax) in connection with the acquisition of BSPR and related restructuring initiatives. Merger and restructuring costs in the third quarter of 2020 primarily included consulting, legal, system conversions and other integration related efforts.
  An $8.0 million tax benefit related to a partial reversal of the deferred tax asset valuation allowance.
  A $5.3 million aggregate gain on sales of approximately $116.6 million of U.S. agencies MBS and $803.3 million of U.S. Treasury Notes executed in the latter part of September. The gain on tax-exempt securities or realized at the tax-exempt international banking entity subsidiary level had no effect in the income tax expense recorded in the third quarter of 2020.
  Costs of $1.0 million ($0.6 million after-tax) related to the COVID-19 pandemic response efforts, primarily costs related to additional cleaning, safety materials, and security matters.

Quarter ended June 30, 2020

  A $5.0 million ($3.1 million after-tax) benefit resulting from the final settlement of the Corporation’s business interruption insurance claim related to lost profits caused by Hurricanes Irma and Maria in 2017.
  Merger and restructuring costs of $2.9 million ($1.8 million after-tax) in connection with the acquisition of BSPR and related restructuring initiatives. Merger and restructuring costs in the second quarter of 2020 primarily included consulting, legal, and other pre-conversion related efforts.
  Costs of $3.0 million ($1.9 million after-tax) related to the COVID-19 pandemic response efforts, including approximately $1.7 million in bonuses paid to branch personnel and other essential employees for working during the pandemic, as well as other employee-related expenses, including expenses for the administration of COVID-19 tests and purchases of personal protective equipment.
  A $0.2 million loss realized on sales of U.S. agencies MBS. The loss, realized at the tax-exempt international banking entity subsidiary, had no effect on the income tax expense recorded in the second quarter of 2020.

Quarter ended September 30, 2019

  A $3.0 million ($1.8 million after-tax) positive effect in earnings related to the acceleration of the discount accretion from the payoff of an acquired commercial mortgage loan.
  A $0.4 million ($0.2 million after-tax) benefit resulting from hurricane-related insurance recoveries related to repairs and maintenance costs incurred on facilities in the U.S. Virgin Islands.

NET INCOME AND RECONCILIATION TO ADJUSTED NET INCOME (NON-GAAP)

Net income was $28.6 million for the third quarter of 2020, compared to $21.3 million for the second quarter of 2020. Adjusted net income was $22.4 million, or $0.10 per diluted share, for the third quarter of 2020, compared to $22.0 million, or $0.10 per diluted share, for the second quarter of 2020. The following table reconciles for the third and second quarters of 2020 and the third quarter of 2019 the net income to adjusted net income and adjusted earnings per share, which are non-GAAP financial measures that exclude the significant Special Items identified above, as well as a non-significant gain realized on the repurchase and cancellation of trust preferred securities in the third quarter of 2020.

	Quarter Ended	Quarter Ended	Quarter Ended
(In thousands, except per share information)	September 30, 2020	June 30, 2020	September 30, 2019

Net income, as reported (GAAP)	$28,613	$21,256	$46,327
Adjustments:
Merger and restructuring costs	10,441	2,902	592
Partial reversal of deferred tax asset valuation allowance	(8,000)	-	-
Accelerated discount accretion due to early payoff of acquired loan	-	-	(2,953)
Benefit from hurricane-related insurance recoveries	-	(5,000)	(379)
(Gain) loss on sales of investment securities	(5,288)	155	-
Gain on early extinguishment of debt	(94)	-	-
COVID-19 pandemic-related expenses	962	2,961	-
Income tax impact of adjustments (1)	(4,276)	(324)	1,028
Adjusted net income (Non-GAAP)	$22,358	$21,950	$44,615
Preferred stock dividends	(669)	(669)	(669)
Adjusted net income attributable to common stockholders (Non-GAAP)	$21,689	$21,281	$43,946

Weighted-average diluted shares outstanding	$217,715	217,570	$217,227

Earnings Per Share - diluted (GAAP)	$0.13	$0.09	$0.21

Adjusted Earnings Per Share - diluted (Non-GAAP)	$0.10	$0.10	$0.20

(1) See Basis of Presentation for the individual tax impact related to reconciling items.

INCOME (LOSS) BEFORE INCOME TAXES AND RECONCILIATION TO ADJUSTED PRE-TAX, PRE-PROVISION INCOME (NON-GAAP)

Income before income taxes was $24.2 million for the third quarter of 2020, compared to $27.3 million for the second quarter of 2020. Adjusted pre-tax, pre-provision income was $77.1 million for the third quarter of 2020, up $9.8 million from the second quarter of 2020. The following table reconciles income (loss) before income taxes to adjusted pre-tax, pre-provision income for the last five quarters:

(Dollars in thousands)	Quarter Ended
	September 30,	June 30,	March 31,	December 31,	September 30,
	2020	2020	2020	2019	2019

Income (loss) before income taxes	$24,208	$27,302	$(701)	$53,547	$65,595
Add: Provision for credit losses	46,914	39,014	77,366	8,473	7,398
Less/Add: Net (gain) loss on sales of investment securities	(5,288)	155	(8,247)	-	-
Add: Credit loss impairment on debt securities (1)	-	-	-	-	497
Less: Accelerated discount accretion due to early payoff of acquired loan	-	-	-	-	(2,953)
Less: Benefit from hurricane-related insurance recoveries	-	(5,000)	(1,153)	(727)	(379)
Less: Gain on early extinguishment of debt	(94)	-	-	-	-
Add: COVID-19 pandemic-related expenses	962	2,961	363	-	-
Add: Merger and restructuring costs	10,441	2,902	845	10,850	592
Adjusted pre-tax, pre-provision income (2)	$77,143	$67,334	$68,473	$72,143	$70,750

Change from most recent prior quarter (amount)	$9,809	$(1,139)	$(3,670)	$1,393	$(262)
Change from most recent prior quarter (percentage)	14.6%	-1.7%	-5.1%	2.0%	-0.4%

(1) ASC 326, which became effective on January 1, 2020, requires credit losses on available-for-sale debt securities to be presented as an allowance rather than as a write-down. Thus, credit losses on debt securities recorded prior to January 1, 2020 are presented as credit loss impairment on debt securities in the table above, while credit losses on debt securities recorded after January 1, 2020 are presented as part of provision for credit losses in the table above.
(2) Non-GAAP financial measure. See Basis of Presentation below for definition and additional information about this non-GAAP financial measure.

Adjusted pre-tax, pre-provision income for the third quarter of 2020 included $5.1 million related to the operations of BSPR from the acquisition date to the end of the third quarter.

NET INTEREST INCOME

The following table sets forth information concerning net interest income during the periods indicated:

(Dollars in thousands)	Quarter Ended
	September 30, 2020	June 30, 2020	March 31, 2020	December 31, 2019	September 30, 2019
Net Interest Income
Interest income	$170,402	$158,616	$165,264	$167,620	$172,295
Interest expense	21,706	23,406	26,615	27,691	27,870

Net interest income	$148,696	$135,210	$138,649	$139,929	$144,425

Average Balances
Loans and leases	$10,163,671	$9,247,878	$8,997,418	$8,952,209	$9,026,725
Total securities, other short-term investments and interest-bearing cash balances	4,871,710	3,636,532	3,055,546	2,865,530	2,691,584
Average interest-earning assets	$15,035,381	$12,884,410	$12,052,964	$11,817,739	$11,718,309

Average interest-bearing liabilities	$9,732,691	$8,436,511	$8,099,199	$7,845,104	$7,819,008

Average Yield/Rate
Average yield on interest-earning assets - GAAP	4.51%	4.95%	5.51%	5.63%	5.83%
Average rate on interest-bearing liabilities - GAAP	0.89%	1.12%	1.34%	1.40%	1.41%
Net interest spread - GAAP	3.62%	3.83%	4.17%	4.23%	4.42%
Net interest margin - GAAP	3.93%	4.22%	4.63%	4.70%	4.89%

Net interest income amounted to $148.7 million for the third quarter of 2020, an increase of $13.5 million, compared to net interest income of $135.2 million for the second quarter of 2020. The increase in net interest income was mainly due to:

  A $5.1 million increase in interest income on commercial and construction loans, primarily due to a $539.9 million increase in the average commercial and construction loan balance. The BSPR acquisition added $1.5 billion of commercial and construction loans, contributing to an increase of $498.1 million in the average balance and $7.8 million in interest income during the third quarter. Total discount accretion related to commercial and construction loans acquired from BSPR amounted to $1.8 million in the third quarter of 2020. In addition, there was a $0.6 million increase in interest income on commercial and construction loans related to the effect of one additional day in the third quarter. These variances were partially offset by the downward repricing of the legacy variable-rate commercial and construction loans portfolio, which resulted in a decrease in interest income of approximately $1.3 million.

  The interest rate on approximately 38% of the Corporation’s commercial and construction loans, excluding SBA PPP loans, is based upon LIBOR indexes and 16% is based upon the Prime rate index. For the third quarter of 2020, the average one-month LIBOR declined 20 basis points, and the average three-month LIBOR declined 36 basis points, compared to the average rates for such indexes during the second quarter of 2020.
  A $3.8 million increase in interest income on residential mortgage loans, primarily due to a $269.9 million increase in the average balance of this portfolio. The BSPR acquisition added $821.9 million of residential mortgage loans, contributing to an increase of $265.2 million in the average balance and $4.1 million in interest income during the third quarter. Total discount accretion related to residential mortgage loans acquired from BSPR amounted to $0.2 million in the third quarter of 2020.
  A $3.5 million increase in interest income on consumer loans, primarily due to a $106.1 million increase in the average balance of this portfolio. The BSPR acquisition added $210.9 million of consumer loans, contributing to an increase of $69.9 million in the average balance and $2.5 million in interest income during the third quarter. Total discount accretion related to consumer loans acquired from BSPR amounted to $0.1 million in the third quarter of 2020. The remaining increase was primarily related to both an increase of $36.2 million in the average balance of the legacy consumer loan portfolio, predominantly auto loans, which resulted in an increase in interest income of approximately $0.8 million, and a $0.6 million increase in interest income related to the effect of one additional day in the third quarter.
  A $1.7 million decrease in interest expense, including a reduction of $0.7 million related to the downward repricing of junior subordinated debentures and variable-rate repurchase agreements tied to the decrease in the three-month LIBOR index, and a $0.9 million decrease in interest expense on interest-bearing deposits. The decrease in interest expense on interest-bearing deposits reflects a reduction of approximately $2.3 million attributable to the lower average rates paid on legacy interest-bearing checking, savings, and non-brokered time deposits, partially offset by an increase of approximately $1.3 million related to an increase of $1.3 billion in the average balance of interest-bearing deposits. The BSPR acquisition added $2.9 billion of interest-bearing deposits, contributing to an increase of $977.2 million in the average balance and $0.8 million in interest expense during the third quarter (net of a $0.3 million premium accretion). The average cost of interest-bearing deposits assumed from BSPR was 0.34% during the month of September, which was below the average cost of 0.72% for the legacy non-brokered interest-bearing deposits for the third quarter of 2020.

Partially offset by:

  A $0.7 million decrease in interest income on investment securities, primarily due to a $2.7 million increase in U.S. agencies MBS premium amortization expense (including $0.7 million related to U.S, agencies MBS acquired in the BSPR transaction) affected by the low interest rate environment. This variance was partially offset by an $859.1 million increase in the average balance of total investment securities.

  Purchases of U.S. agencies MBS and callable debentures during the last two quarters contributed to an increase of approximately $520.1 million in the average balance of investment securities, which resulted in an increase in interest income of approximately $1.2 million. Purchases of U.S. agencies callable debentures and MBS during the third quarter amounting to $850.7 million carries an average yield of 0.90%, which is a lower yield compared to yields on securities that were called prior to maturity and MBS prepayments. This, together with the low yields on the investment securities portfolio acquired from BSPR had an adverse effect in the net interest margin for the third quarter.

  The BSPR acquisition added $308 million of U.S. agencies MBS, $803 million of U.S. Treasury Notes, and $56 million of Puerto Rico municipal bonds at acquisition date. This accounted for $339.2 million of the total increase in the average balance of investment securities and contributed $0.4 million in interest income, net of a $1.4 million amortization of the premium resulting from the new amortized cost basis of securities acquired from BSPR. As a result of the purchase accounting requirements, the acquired U.S. Treasury Notes were booked at a yield of 0.15%, therefore, in the latter part of the third quarter, the Corporation sold all the U.S. Treasury Notes acquired from BSPR and reinvested the proceeds in U.S. agency securities at an approximate average yield of 0.94%. The average yield of the U.S. agencies MBS acquired from BSPR was 0.42% for the month of September.

Net interest margin was 3.93%, compared to 4.22% for the second quarter of 2020. The decrease was primarily attributable to the effect of the low interest rate environment in the repricing of variable rate commercial loans and the acceleration of the U.S. agencies MBS premium amortization, as well as a higher proportion of low-yielding assets, such as U.S. agencies MBS, callable debentures and interest-bearing cash balances, to total interest-earning assets, partially offset by the lower cost of deposits and higher loan accretion income.

The acquisition of BSPR had a one basis point dilutive impact on the net interest margin in the third quarter of 2020, primarily due to the above-mentioned low yields on acquired investment securities and interest-bearing cash balances that more than offset the benefit of higher yields on acquired loans and lower average cost of assumed deposits as compared to the legacy portfolios. The results for the third quarter include the effect of acquisition marks and related accretion for the BSPR acquisition. Net interest income benefited from $0.7 million of net loan and investment securities accretion income and $0.3 million of deposits premium accretion, which added two basis points of net interest margin on a combined basis.

The third quarter results also include the effect of SBA PPP loans. Interest income includes $2.2 million on average SBA PPP loan balances of $399.9 million, which had a 5 basis points dilutive impact on net interest margin.

NON-INTEREST INCOME

The following table sets forth information concerning non-interest income during the periods indicated:

	Quarter Ended
	September 30,	June 30,	March 31,	December 31,	September 30,
(In thousands)	2020	2020	2020	2019	2019

Service charges on deposit accounts	$5,848	$4,475	$5,957	$6,205	$6,108
Mortgage banking activities	7,099	3,686	3,788	4,640	4,396
Net gain (loss) on investments and impairments	5,288	(155)	8,247	-	(497)
Gain on early extinguishment of debt	94	-	-	-	-
Other operating income	11,605	12,886	12,208	13,560	11,394
Non-interest income	$29,934	$20,892	$30,200	$24,405	$21,401

Non-interest income amounted to $29.9 million for the third quarter of 2020, compared to $20.9 million for the second quarter of 2020. The $9.0 million increase in non-interest income was primarily due to:

  The $5.3 million gain on sales of approximately $116.6 million of available-for-sale U.S. agencies MBS and $803.3 million of available-for-sale U.S. Treasury Notes. The Corporation realized a $5.1 million gain on the U.S. agencies MBS sold, which carried an increased prepayment risk given the low market interest rate environment, and a $0.2 million gain on the sale of the U.S. Treasury Notes that were acquired in the BSPR transaction.
  A $3.4 million increase in revenues from mortgage banking activities, driven by a $4.5 million increase in realized gains on sales of residential mortgage loans in the secondary market, driven by both a higher volume of conforming loan originations and sales and higher gain margins, and a $0.6 million increase in servicing fee income, partially offset by a $0.7 million decrease related to the net change in mark-to-market gains and losses from both interest rate lock commitments and To-Be-Announced (“TBA”) MBS forward contracts, and a $0.7 million increase in the servicing assets amortization expense. Total loans sold in the secondary market to U.S. government-sponsored agencies during the third quarter of 2020 amounted to $161.8 million, with a related net gain of $5.9 million (net of realized losses of $0.4 million on TBA hedges), compared to total loans sold in the secondary market during the second quarter of 2020 of $63.8 million, with a related net gain of $1.4 million (net of realized losses of $1.1 million on TBA hedges). Revenues from mortgage banking activities from BSPR included in the third quarter financial results amounted to approximately $0.1 million. The BSPR acquisition added $1.0 billion to the residential mortgage loan servicing portfolio.
  A $2.8 million increase in transactional fee income from credit and debit cards, automated teller machines (ATMs), and Point-of-Sale (POS) and merchant-related activity, primarily reflecting higher sales volume associated with the gradual reopening of businesses and resumption of economic activity. Approximately $0.3 million of the increase is related to transactional fee income generated by the BSPR operations from the date of acquisition to the end of the third quarter of 2020. These amounts are included as part of “Other operating income” in the table above.
  A $1.4 million increase in service charges on deposits, including an increase of $1.1 million related to deposit accounts acquired from BSPR of which $0.6 million relates to cash management fee income. The remaining increase was primarily related to a higher number of cash management fee transactions in the legacy portfolio as a result of increased customer activity since the gradual reopening of business activities after the COVID-19 related lockdowns and quarantines.
  A $0.4 million increase in fees and commissions from other banking services, such as mail and cable transmission, official checks, safe deposits and insurance referrals, among others, reflecting increased customer activity. These fees are included as part of “Other operating income” in the table above.
  A $0.2 million gain on the sale of a land lot during the third quarter of 2020, included as part of “Other operating income” in the table above.

Partially offset by:

  The $5.0 million benefit recorded in the second quarter of 2020 resulting from the final settlement of the Corporation’s business interruption insurance claim related to lost profits caused by Hurricanes Irma and Maria in 2017, included as part of “Other operating income” in the table above.

NON-INTEREST EXPENSES

The following table sets forth information concerning non-interest expenses during the periods indicated:

	Quarter Ended
	September 30,	June 30,	March 31,	December 31,	September 30,
(In thousands)	2020	2020	2020	2019	2019

Employees' compensation and benefits	$43,063	$39,532	$42,859	$40,856	$41,409
Occupancy and equipment	19,064	16,376	15,127	16,151	15,129
Deposit insurance premium	1,630	1,436	1,522	1,674	1,465
Other insurance and supervisory fees	1,389	1,129	1,087	919	960
Taxes, other than income taxes	4,510	3,577	3,880	3,864	3,904
Professional fees:
Collections, appraisals and other credit-related fees	1,262	1,387	1,696	2,345	1,797
Outsourcing technology services	6,949	7,672	6,829	6,036	6,206
Other professional fees	3,352	2,909	3,268	3,652	3,872
Credit and debit card processing expenses	4,859	3,938	3,950	3,734	4,764
Business promotion	3,046	2,314	3,622	4,060	4,004
Communications	2,246	1,852	1,877	1,591	1,834
Net loss on other real estate owned ("OREO") operations	1,019	811	1,188	3,280	2,578
Merger and restructuring costs	10,441	2,902	845	10,850	592
Other	4,678	3,951	4,434	3,302	4,319
Total	$107,508	$89,786	$92,184	$102,314	$92,833

Non-interest expenses amounted to $107.5 million in the third quarter of 2020, an increase of $17.7 million from $89.8 million in the second quarter of 2020. Included in non-interest expenses are the following Special Items:

  Merger and restructuring costs associated with the acquisition of BSPR of $10.4 million for the third quarter of 2020, compared to $2.9 million for the second quarter of 2020. The increase was primarily related to higher legal and financial consultant fees as well as expenses incurred in integration efforts during the third quarter.
  COVID-19 pandemic-related expenses of $1.0 million for the third quarter of 2020, compared to $3.0 million for the second quarter of 2020. COVID-19 pandemic-related expenses for the third quarter of 2020, primarily consist of $0.8 million of expenses associated with cleaning and security protocols, included as part of “Occupancy and equipment” in the table above, compared to $0.9 million in the second quarter of 2020. For the second quarter of 2020, COVID-19 pandemic-related expenses also include $1.7 million incurred in employee-related expenses primarily related to bonuses paid to branch personnel and other essential employees for working during the pandemic, as well as expenses for the administration of COVID-19 tests and purchases of personal protective equipment, both recorded as part of “Employees’ compensation and benefits” in the table above.

On a non-GAAP basis, adjusted non-interest expenses, excluding the effect of the Special Items mentioned above, amounted to $96.1 million for the third quarter of 2020, compared to $83.9 million for the second quarter of 2020. The $12.2 million increase in adjusted non-interest expenses reflects, among other things, the effect of both a $10.7 million increase resulting from the addition of operations, personnel and branches retained from the acquisition of BSPR and volume-related expense increases related to the reopening of business activities. The most significant variances were:

  A $5.2 million increase in adjusted employees’ compensation and benefits expenses, driven by a $3.0 million increase related to personnel retained from the acquisition of BSPR and a $1.6 million decrease in deferred loan origination costs primarily in connection with a lower amount of SBA PPP loans originated during the third quarter.
  A $2.8 million increase in adjusted occupancy and equipment costs, including approximately $2.7 million incremental expenses related to the acquired operations.
  A $1.0 million increase in adjusted business promotion expenses, driven by a $0.6 million increase in direct and digital marketing expenses and a $0.3 million increase in the cost of credit and debit card reward programs. Approximately $0.5 million of the total increase in business promotion expenses is related to incremental expenses of the acquired operations.
  A $0.9 million increase in adjusted taxes, other than income taxes, primarily related to a $0.5 million increase in business to business sales and use tax expenses due to the effect in the second quarter of legislation that provided for a temporary exemption of the 4% tax associated with business to business services up to June 30, 2020, and approximately $0.5 million incremental expenses related to the acquired operations, primarily municipal license taxes and personal property taxes.
  A $0.9 million increase in credit and debit card processing expenses related to higher transactions volume, including a $0.4 million incremental expense related to the acquired operations.
  A $0.7 million increase in “Other” in the table above including incremental expenses of approximately $1.1 million related to the acquired operations, partially offset by reductions of $0.3 million in printing expenses and $0.2 million in labor-related legal reserves. Incremental expenses include $0.8 million related to the amortization of core deposit and purchased credit card relationship intangible assets recorded in connection with the acquisition of BSPR.
  A $0.4 million increase in adjusted communications-related expenses, primarily due to higher telephone and mailing expenses. Approximately $0.2 million is related to incremental expenses of the acquired operations.

Partially offset by:

  A $0.4 million decrease in adjusted professional service fees, primarily due to a $0.7 million decrease in outsourced technology fees, driven by lower costs incurred in connection with the platform used for the origination of SBA PPP loans, partially offset by a $0.3 million increase in consulting fees. Incremental professional service fees related to acquired operations amounted to $1.8 million, representing temporary technology processing costs of the acquired operations while system conversions is completed.

The adjusted financial metrics presented above are non-GAAP financial measures. See Basis of Presentation for additional information and the reconciliation of total non-interest expenses and certain non-interest expenses components to adjusted total non-interest expenses and certain adjusted non-interest expense components.

INCOME TAXES

The Corporation recorded an income tax benefit of $4.4 million for the third quarter of 2020, compared to an income tax expense of $6.0 million for the second quarter of 2020. The variance was primarily related to the $8.0 million benefit resulting from the partial reversal of the deferred tax asset valuation allowance.

The Corporation’s estimated effective tax rate, excluding entities with pre-tax losses from which a tax benefit cannot be recognized and discrete items, decreased to 21.4%, compared to 25.2% as of the end of the second quarter of 2020, primarily due to a decrease of taxable income proportionate to pre-tax income. As of September 30, 2020, the Corporation had a deferred tax asset of $347.5 million (net of a valuation allowance of $99.6 million, including a valuation allowance of $62.1 million against the deferred tax assets of the Corporation’s banking subsidiary, FirstBank). The BSPR acquisition added $32.5 million of net deferred tax assets at the acquisition date.

CREDIT QUALITY

Non-Performing Assets

(Dollars in thousands)	September 30,	June 30,	March 31,	December 31,	September 30,
	2020	2020	2020	2019	2019
Nonaccrual loans held for investment:
Residential mortgage	$122,797	$122,249	$122,903	$121,408	$127,040
Commercial mortgage	29,651	34,109	35,953	40,076	42,525
Commercial and Industrial	20,882	19,995	19,734	18,773	20,725
Construction	13,090	9,574	9,663	9,782	6,358
Consumer and Finance leases	14,870	18,047	24,042	20,629	19,579
Total nonaccrual loans held for investment	201,290	203,974	212,295	210,668	216,227

OREO	89,049	96,319	99,674	101,626	103,033
Other repossessed property	3,006	3,554	5,832	5,115	5,932
Total non-performing assets, excluding nonaccrual loans held for sale	$293,345	$303,847	$317,801	$317,409	$325,192

Nonaccrual loans held for sale	-	-	-	-	6,906
Total non-performing assets, including nonaccrual loans held for sale (1)	$293,345	$303,847	$317,801	$317,409	$332,098

Past-due loans 90 days and still accruing (2)	$160,066	$164,519	$132,058	$135,490	$144,787
Nonaccrual loans held for investment to total loans held for investment	1.70%	2.18%	2.35%	2.34%	2.41%
Nonaccrual loans to total loans	1.69%	2.17%	2.35%	2.33%	2.48%
Non-performing assets, excluding nonaccrual loans held for sale, to total assets, excluding nonaccrual loans held for sale	1.57%	2.16%	2.44%	2.52%	2.60%
Non-performing assets to total assets	1.57%	2.16%	2.44%	2.52%	2.65%

(1)	Excludes purchased-credit deteriorated ("PCD") loans previously accounted for under Accounting Standards Codification ("ASC") 310-30 for which the Corporation made the accounting policy election of maintaining pools of loans accounted for under ASC 310-30 as "units of account" both at the time of adoption of ASC 326 and on an ongoing basis for credit loss measurement. These loans accrete interest income based on the effective interest rate of the loan pools determined at the time of adoption of ASC 326 and will continue to be excluded from nonaccrual loan statistics as long as the Corporation can reasonably estimate the timing and amount of cash flows expected to be collected on the loan pools. The amortized cost of such loans as of September 30, 2020, June 30, 2020, March 31, 2020, December 31, 2019, and September 30, 2019 amounted to $133.2 million, $134.4 million, $134.0 million, $136.7 million, and $139.3 million, respectively.
(2)	These include loans rebooked, which were previously pooled into GNMA securities amounting to $17.7 million (June 30, 2020 - $69.9 million; March 31, 2020 - $34.8 million; December 31, 2019 - $35.3 million; September 30, 2019 - $37.8 million). Under the GNMA program, the Corporation has the option but not the obligation to repurchase loans that meet GNMA's specified delinquency criteria. For accounting purposes, these loans subject to the repurchase option are required to be reflected on the financial statements with an offsetting liability. During the third quarter of 2020, the Corporation repurchased, pursuant to the aforementioned repurchase option, $52.0 million of loans previously sold to GNMA.

Variances in credit quality metrics:

  Total non-performing assets decreased by $10.5 million to $293.3 million as of September 30, 2020, compared to $303.8 million as of June 30, 2020. Total nonaccrual loans decreased by $2.7 million to $201.3 million as of September 30, 2020, compared to $204.0 million as of June 30, 2020.
  The decrease in non-performing assets consisted of:
  - A $7.3 million decrease in the OREO portfolio balance. The decrease was driven by sales of $6.9 million, primarily residential OREO properties in the Puerto Rico region, and approximately $1.5 million of fair value and other adjustments that reduced the OREO carrying value, partially offset by additions of $1.1 million.
  - A $3.2 million decrease in nonaccrual consumer loans, primarily auto loans and finance leases, driven by charge-offs and collections recorded in the third quarter, partially offset by inflows of $8.4 million.
  - A $0.5 million decrease in non-real estate repossessed assets, primarily repossessed automobiles.
  - A $0.1 million decrease in nonaccrual commercial and construction loans, primarily due to a $3.1 million charge-off taken on a nonaccrual commercial mortgage loan in the Puerto Rico region and collections recorded in the third quarter, partially offset by the inflow of a $3.5 million construction loan in the Puerto Rico region.
  - A $0.5 million increase in nonaccrual residential mortgage loans, reflecting inflows of $5.4 million primarily resulting from the failure of certain borrowers that were delinquent prior to the COVID-19 payment moratorium relief to resume monthly payments after the end of their payment moratorium period. The increase related to inflows was partially offset by collections, charge-offs, and loans brought current or with a sustained performance period and restored to accrual status during the third quarter.
  Inflows to nonaccrual loans held for investment were $18.4 million, a $7.7 million increase compared to inflows of $10.7 million in the second quarter of 2020. Inflows to nonaccrual residential mortgage loans were $5.4 million in the third quarter of 2020, an increase of $2.4 million compared to inflows of $3.0 million in the second quarter of 2020. Inflows to nonaccrual consumer loans were $8.4 million, an increase of $1.3 million compared to inflows of $7.1 million in the second quarter of 2020. Inflows to nonaccrual commercial and construction loans were $4.6 million in the third quarter of 2020, an increase of $3.9 million compared to inflows of $0.7 million in the second quarter of 2020, driven by the aforementioned inflow of a $3.5 million construction loan in the Puerto Rico region. See Early Delinquency, Payment Deferral Programs, and SBA PPP Loans below for additional information.
  Adversely classified commercial and construction loans increased by $39.8 million to $157.3 million as of September 30, 2020, primarily related to the downgrade of two commercial relationships in the Florida region engaged in the transportation industry totaling $38.8 million.
  Total Troubled Debt Restructured (“TDR”) loans held for investment were $488.6 million as of September 30, 2020, down $7.6 million from June 30, 2020. Approximately $399.7 million of total TDR loans held for investment were in accrual status as of September 30, 2020. These figures exclude $58.8 million of TDR residential mortgage loans guaranteed by the U.S. federal government (i.e., Federal Housing Administration and Veterans Administration loans).

Early Delinquency, Payment Deferral Programs, and SBA PPP Loans

Total loans in early delinquency (i.e., 30-89 days past due loans, as defined in regulatory report instructions) amounted to $110.4 million as of September 30, 2020, an increase of $18.8 million, compared to $91.6 million as of June 30, 2020. The statement of financial condition as of September 30, 2020 reflects $14.1 million of 30-89 days past due loans resulting from the BSPR acquisition. The variances by major portfolio categories were as follow:

  Residential mortgage loans in early delinquency increased by $4.7 million to $44.5 million as of September 30, 2020, and consumer loans in early delinquency increased by $0.1 million to $35.7 million as of September 30, 2020. The early delinquency residential mortgage loans as of September 30, 2020 reflect $4.0 million and $2.9 million of 30-89 past due residential mortgage and consumer loans, respectively, resulting from the BSPR acquisition.
  Commercial and construction loans in early delinquency increased in the third quarter by $13.9 million to $30.1 million as of September 30, 2020, including as a result of the migration of a commercial mortgage loan that is delinquent for over 30 days with respect to a $5.0 million final balloon payment but with respect to which the Corporation continues to receive from the borrower interest and principal payments. In addition, there was an increase of $7.2 million related to loans acquired in the BSPR transaction, primarily a $6.1 million matured commercial and industrial loan.

In working with borrowers affected by the COVID-19 pandemic, the Corporation has agreed to let consumer borrowers (i.e., borrowers under residential mortgages, personal loans, auto loans, finance leases and small loans) that were current in their payments or no more than 2 payments in arrears (not having exceeded 89 days past due as of March 16, 2020) to defer payments on their loans in some cases for up to six months but not beyond September 30, 2020, with few exceptions. In the case of credit cards and individual lines of credit, the borrowers were required to be current or less than 29 days past due in their payments as of March 16, 2020 to qualify for the payment deferral program providing for payment deferrals in some cases up to August 31, 2020. For both consumer and residential mortgage loans subject to the deferral programs, each borrower is required to begin making their regularly scheduled loan payment at the end of the deferral period and the deferred amounts were moved to the end of the loan. The payment deferral programs were applied prospectively beginning, in some instances, with the scheduled contractual payment due in March. For commercial loans, any request for payment deferral is analyzed on a case by case basis. Most of these deferred repayment arrangements have been done under the provisions of the Section 4013 of the Coronavirus Aid, Relief, and Economic Security Act (the “CARES Act of 2020”) or the Revised Interagency Statement on Loan Modifications and Reporting for Financial Institutions Working with Customers Affected by the Coronavirus. In Puerto Rico, the moratoriums for consumer and residential mortgage products were mandated by local law.

As of September 30, 2020, the Corporation had under deferred repayment arrangements 25,173 loans, totaling $1.2 billion, or 10% of its total loan portfolio held for investment, as shown in the following table:

Payment Deferral Programs
(Dollars in thousands)

	As of September 30, 2020
	Count	Balance
Residential mortgage loans	3,227	$511,878

Commercial and Construction loans	196	540,772

Consumer loans	21,750	168,679
Loans held for investment	25,173	$1,221,329
Loans held for sale	-	-
Total loans	25,173	$1,221,329

As of October 21, 2020, approximately $83.7 million, or 1%, of the total loan portfolio held for investment balance continue to be under deferment programs, primarily commercial and construction loans. The $83.7 million of loans under deferred payment agreements as of October 21, 2020 consisted of 69 residential mortgage loans, totaling $18.4 million, 52 commercial and construction loans, totaling $62.9 million, and 160 consumer loans, totaling $2.3 million.

As a certified SBA lender, the Corporation is participating in the SBA Paycheck Protection Program (PPP) to help provide loans to the Corporation’s small business customers to provide them with additional working capital. During the third quarter of 2020, the Corporation originated 636 loans under this program, totaling $15.1 million. Together with originations closed in the second quarter, the Corporation has executed over 6,000 loans for approximately $390.3 million in the two rounds of the program. The acquisition of BSPR added $77.6 million of SBA PPP loans as of September 30, 2020. As of September 30, 2020, the total amount of SBA PPP loans carried on books amounted to $453.4 million (outstanding balance - $462.3 million).

Allowance for Credit Losses

Effective January 1, 2020, the Corporation adopted the CECL impairment model required by the Accounting Standards Codification Topic 326 (“ASC 326”). The adoption of this standard replaced the incurred loss methodology with a methodology, which is referred to as CECL, to estimate the allowance for credit losses (“ACL”) for the remaining estimated life of a financial asset carried at amortized cost and certain off-balance sheet credit exposures considering, among other things, expected future changes in macroeconomic conditions. ASC 326 does not require restatement of comparative period financial statements; as such, results for the first nine months of 2020 reflect the adoption of ASC 326, while prior periods reflect results under the previously required incurred loss methodology.

The following table summarizes the activity of the ACL for on-balance sheet and off-balance sheet exposures during the third quarter and nine-month period ended September 30, 2020:

	Quarter Ended September 30, 2020
	Loans and	Unfunded Loan		Held-to-Maturity	Availabe-for-Sale
Allowance for Credit Losses	Finance Leases	Commitments		Debt Securities	Debt Securities	Total
(Dollars in thousands)
Allowance for credit losses, beginning balance	$319,297	$7,084		$9,268	$1,631	$337,280
Provision for credit losses	48,078	(803)		(361)	-	46,914
Initial allowance on PCD assets	28,744	-		1,269	-	30,013
Net charge-offs	(11,401)	-		-	(245)	(11,646)
Allowance for credit losses, end of period	$384,718	$6,281	(1)	$10,176	$1,386	$402,561

(1) Included in accounts payable and other liabilities.

	Nine-Month Period Ended September 30, 2020
	Loans and	Unfunded Loan		Held-to-Maturity	Availabe-for-Sale
Allowance for Credit Losses	Finance Leases	Commitments		Debt Securities	Debt Securities	Total
(Dollars in thousands)
Allowance for credit losses, beginning balance prior to adoption of CECL	$155,139	$-		$-	$-	$155,139
Impact of adopting CECL (cumulative transition adjustment) (2)	81,165	3,922		8,134	-	93,221
Allowance for credit losses, January 1, 2020	236,304	3,922		8,134	-	248,360
Provision for credit losses	158,531	2,359		773	1,631	163,294
Initial allowance on PCD assets	28,744	-		1,269	-	30,013
Net charge-offs	(38,861)	-		-	(245)	(39,106)
Allowance for credit losses, end of period	$384,718	$6,281	(1)	$10,176	$1,386	$402,561

(1) Included in accounts payable and other liabilities.
(2) Cumulative effect judgement recorded on January 1, 2020.

The main variances of the total ACL by main categories follow:

Allowance for Credit Losses for Loans and Finance Leases

The following table sets forth information concerning the allowance for credit losses for loans and finance leases during the periods indicated:

Quarter Ended
(Dollars in thousands)	September 30,	June 30,	March 31,	December 31,	September 30,
2020	2020	2020	2019	2019

Allowance for credit losses, beginning balance	$319,297	$292,774	$155,139	$165,575	$172,011
Impact of adopting ASC 326	-	-	81,165	-	-
Allowance for credit losses on loans and finance leases, beginning balance after CECL adoption	319,297	292,774	236,304	165,575	172,011
Provision for credit losses	48,078	36,408	74,045	8,473	7,398
Initial allowance on PCD loans	28,744	-	-	-	-
Net (charge-offs) recoveries of loans:
Residential mortgage	(2,283)	(1,794)	(3,779)	(5,930)	(4,414)
Commercial mortgage	(3,104)	25	(84)	(103)	(717)
Commercial and Industrial	(70)	5	(10)	208	1,439
Construction	36	(54)	24	(8)	211
Consumer and finance leases	(5,980)	(8,067)	(13,726)	(13,076)	(10,353)
Net charge-offs	(11,401)	(9,885)	(17,575)	(18,909)	(13,834)
Allowance for credit losses on loans and finance leases, end of period	$384,718	$319,297	$292,774	$155,139	$165,575

Allowance for credit losses on loans and finance leases to period end total loans held for investment	3.25%	3.41%	3.24%	1.72%	1.85%
Net charge-offs (annualized) to average loans outstanding during the period	0.45%	0.43%	0.78%	0.84%	0.61%
Provision for credit losses on loans and finance leases to net charge-offs during the period	4.22	x	3.68	x	4.21	x	0.45	x	0.53	x

  As of September 30, 2020, the ACL for loans and finance leases was $384.7 million, up $65.4 million from June 30, 2020. The increase was primarily due to the initial ACL required with respect to loans from the acquisition of BSPR. The CECL accounting standard requires the Corporation to provide for an ACL for non-PCD loans at the time of acquisition through a direct charge to earnings, in addition to any fair value adjustments on these loans. Accordingly, the Corporation recorded approximately $37.5 million in provision for credit losses for non-PCD loans acquired in the BSPR acquisition. In addition, for purchased credit deteriorated (“PCD”) loans totaling $785 million, the Corporation established a $28.7 million ACL representing the fair value credit marks on these loans. The initial ACL for PCD loans is not established through a charge to the provision for credit losses, but, rather, through an initial adjustment to the loan’s amortized cost.
  The provision for credit losses on loans and finance leases was $48.1 million for the third quarter of 2020, up $11.7 million from $36.4 million in the second quarter of 2020. The increase reflects the effect of the aforementioned charge of $37.5 million recorded in the third quarter with respect to non-PCD loans acquired in the BSPR transaction, partially offset by lower reserve builds for the legacy loan portfolio in the third quarter. The following table shows the breakdown of the provision for credit losses by portfolio for the third and second quarters of 2020:

	Quarter Ended September 30, 2020
(Dollars in thousands)	Residential Mortgage Loans	Commercial Loans (including Commercial Mortgage, C&I, and Construction)	Consumer and Finance Leases	Total

Provision for credit losses on loans and finance leases (legacy operations)	$(3,730)	$11,147	$3,167	$10,584
Day 1 reserves required for acquired non-PCD loans	13,605	13,769	10,120	37,494
Provision for credit losses on loans and finance leases	$9,875	$24,916	$13,287	$48,078

	Quarter Ended June 30, 2020
(Dollars in thousands)	Residential Mortgage Loans	Commercial Loans (including Commercial Mortgage, C&I, and Construction)	Consumer and Finance Leases	Total

Provision for credit losses on loans and finance leases	$6,162	$18,035	$12,211	$36,408

- Provision for credit losses for the legacy commercial and construction loans portfolio of $11.1 million, compared to $18.0 million in the second quarter of 2020, reflecting lower reserve builds compared to the more significant increase in reserves in the second quarter. Notwithstanding, a reserve build of $5.8 million for the legacy commercial and construction loan portfolio was recorded in the third quarter of 2020 primarily reflecting adverse changes in the economic forecast used in the Corporation’s CECL model affecting the retail real estate industry.

- Release of credit losses for the legacy residential mortgage loans portfolio of $3.7 million, compared to a provision of $6.2 million in the second quarter of 2020. The reserve release for the legacy portfolio in the third quarter reflects the effect of favorable changes in the economic forecast used in the Corporation’s CECL model, primarily in the regional home price index, and the overall decrease in size of the legacy portfolio.

- Provision for credit losses for the legacy consumer loans and finance leases portfolio of $3.2 million, compared to $12.2 million in the second quarter of 2020. The decrease primarily reflects the effect of lower reserve builds for the legacy auto loan portfolio in the third quarter compared to the more significant increase in the reserve in the second quarter, and a decrease in charge-offs taken on small personal loans. In addition, there were reserve releases recorded for the legacy credit card and personal loan portfolios, primarily related to the decrease in the overall size of these components of the consumer loan portfolio and changes in economic forecast employed in the Corporation’s CECL model.

  The ratio of the ACL for loans and finance leases to total loans held for investment was 3.25% as of September 30, 2020, compared to 3.41% as of June 30, 2020. No ACL was allocated to SBA PPP loans as they are fully guaranteed. On a non-GAAP basis, excluding SBA PPP loans, the ratio of the ACL for loans and finance leases to adjusted total loans held for investment was 3.38% as of September 30, 2020 compared to 3.55% as of June 30, 2020. The ratio of the total allowance for credit losses for loans and finance leases to nonaccrual loans held for investment was 191.15% as of September 30, 2020, compared to 156.54% as of June 30, 2020. The total ACL established for loans acquired in the BSPR acquisition was $66.2 million, or 2.68% of the total loans held for investment acquired from BSPR (excluding SBA PPP loans), as of September 30, 2020.

The following table sets forth information concerning the composition of the Corporation’s ACL for loans and finance leases as of September 30, 2020 and June 30, 2020 by loan category:

(Dollars in thousands)	Residential Mortgage Loans	Commercial Loans (including Commercial Mortgage, C&I, and Construction)	Consumer and Finance Leases	Total

As of September 30, 2020
Total loans held for investment:
Amortized cost	$ 3,636,713	$ 5,638,476	$ 2,572,086	$ 11,847,275
Allowance for credit losses on loans	131,781	128,876	124,061	384,718
Allowance for credit losses on loans to amortized cost	3.62%	2.29%	4.82%	3.25%

As of June 30, 2020

Total loans held for investment:
Amortized cost	$ 2,890,301	$ 4,180,672	$ 2,295,243	$ 9,366,216
Allowance for credit losses on loans	111,450	95,545	112,302	319,297
Allowance for credit losses on loans to amortized cost	3.86%	2.29%	4.89%	3.41%

Net Charge-Offs

The following table presents ratios of annualized net charge-offs to average loans held-in-portfolio:

	Quarter Ended
	September 30,	June 30,	March 31,	December 31,	September 30,
	2020	2020	2020	2019	2019

Residential mortgage	0.29%	0.25%	0.52%	0.80%	0.58%

Commercial mortgage	0.73%	-0.01%	0.02%	0.03%	0.19%

Commercial and Industrial	0.01%	0.00%	0.00%	-0.04%	-0.26%

Construction	-0.08%	0.13%	-0.08%	0.03%	-0.81%

Consumer and finance leases	1.00%	1.41%	2.38%	2.34%	1.92%

Total loans	0.45%	0.43%	0.78%	0.84%	0.61%

The ratios above are based on annualized net charge-offs and are not necessarily indicative of the results expected in subsequent periods.

Net charge-offs were $11.4 million for the third quarter of 2020, or an annualized 0.45% of average loans, compared to $9.9 million, or an annualized 0.43% of average loans, in the second quarter of 2020. The increase of $1.5 million in net charge-offs consisted of:

  A $3.2 million increase in commercial and construction loan net charge-offs, primarily due to the $3.1 million charge-off taken on a commercial mortgage loan in the Puerto Rico region.
  A $2.1 million decrease in consumer loan net charge-offs, primarily reflecting decreases in charge-offs taken on small personal loans and credit cards.
  A $0.4 million increase in residential mortgage loan net charge-offs, primarily related to charge-offs taken on delinquent loans repurchased from GNMA pools.

Allowance for Credit Losses for Unfunded Loan Commitments

The Corporation estimates expected credit losses over the contractual period in which the Corporation is exposed to credit risk as a result of a contractual obligation to extend credit, such as pursuant to unfunded loan commitments and standby letters of credit for commercial and construction loans, unless the obligation is unconditionally cancellable by the Corporation. The ACL for off-balance sheet credit exposures is adjusted as a provision for credit loss expense. As of September 30, 2020, the ACL for off-balance sheet credit exposures was $6.3 million, down $0.8 million from $7.1 million as of June 30, 2020. The decrease consisted of a $2.1 million release recorded as a reduction of the provision for credit losses related to unfunded loan commitments of the legacy portfolio, mainly in connection with a construction loan facility, partially offset by a $1.3 million charge recorded in connection with unfunded loan commitments assumed in the BSPR acquisition.

Allowance for Credit Losses for Held-to-Maturity Debt Securities

As of September 30, 2020, the held-to-maturity securities portfolio consisted of Puerto Rico municipal bonds. As of September 30, 2020, the ACL for held-to-maturity debt securities was $10.2 million, up $0.9 million from $9.3 million as of June 30, 2020. The $0.9 million increase consisted of a $1.3 million initial ACL established for PCD debt securities acquired in the BSPR acquisition, partially offset by a $0.4 million release related to the repayment of certain bonds of the legacy debt securities portfolio during the third quarter. The initial ACL for PCD debt securities is not established through a charge to the provision for credit losses, but rather through an initial adjustment to the debt securities’ amortized cost.

Allowance for Credit Losses for Available-for-Sale Debt Securities

As of September 30, 2020, the ACL for available-for-sale debt securities was $1.4 million, down $0.2 million from $1.6 million as of June 30, 2020. The $0.2 million decrease was related to a charge-off taken against the previously-established reserve for private label MBS.

STATEMENT OF FINANCIAL CONDITION

Total assets were approximately $18.7 billion as of September 30, 2020, up $4.6 billion from June 30, 2020. The statement of financial condition as of September 30, 2020 includes $2.6 billion in loans and $354.8 million in investment securities related to the acquisition of BSPR. In addition, there was a $1.2 billion increase in cash and cash equivalents, reflecting both the effect of proceeds from the aforementioned sales of U.S. Treasury Notes acquired from BSPR amounting to $803.3 million and a $406.6 million increase related to the excess of the cash acquired in the BSPR acquisition over the cash consideration paid at closing.

The following variances within the main components of total assets are noted:

  A $2.5 billion increase in total loans. The increase reflects primarily $2.6 billion of loans (including $77.6 million of SBA PPP loans) resulting from the BSPR acquisition in the Puerto Rico region, partially offset by a $60.5 million decrease in the legacy portfolio. Loans held for investment include a net purchase accounting discount of $66.9 million as of September 30, 2020 related to the acquisition of BSPR. The decrease of $60.5 million in the legacy portfolio during the third quarter consisted of reductions of $60.3 million in the Puerto Rico region and $3.4 million in the Virgin Islands region, partially offset by a $3.2 million increase in the Florida region. On a portfolio basis, the decrease of the legacy portfolio consisted of reductions of $65.8 million in residential mortgage loans and $60.7 million in commercial and construction loans (net of a $16.2 million increase in SBA PPP loans), partially offset by a $66.0 million increase in consumer loans.

  The following table provides additional information about the decrease/increase on loans:

(In thousands)				Change Composition
	September 30,	June 30,		Balance	Organic	Organic
	2020	2020	Change	Acquired	Growth/(Loss)	Growth/(Loss) %

Residential mortgage loans	$3,636,713	$2,890,301	$746,412	$816,608	$(70,196)	-2.43%

Commercial loans:
Construction loans	191,356	177,777	13,579	-	13,579	7.64%
Commercial mortgage loans	2,220,277	1,455,083	765,194	762,663	2,531	0.17%
Commercial and Industrial loans	3,226,843	2,547,812	679,031	755,852	(76,821)	-3.02%
Commercial loans	5,638,476	4,180,672	1,457,804	1,518,515	(60,711)	-1.45%

Finance leases	458,381	438,851	19,530	-	19,530	4.45%
			-
Consumer loans	2,113,705	1,856,392	257,313	210,860	46,453	2.50%
Loans held for investment	11,847,275	9,366,216	2,481,059	2,545,983	(64,924)	-0.69%
Loans held for sale	48,670	38,986	9,684	5,272	4,412	11.32%
Total loans	$11,895,945	$9,405,202	$2,490,743	$2,551,255	$(60,512)	-0.64%

The decrease in the legacy loan portfolio related to the Puerto Rico region consisted of a decrease of $81.1 million in commercial and construction loans and a $48.6 million decrease in residential mortgage loans, partially offset by a $69.4 million increase in consumer loans, primarily auto loans. The decrease in the legacy commercial and construction loan portfolio reflects a $43.1 million reduction in exposure to three large commercial and industrial relationships, a $26.6 million decrease in the balance of floor plan lines of credit, and other reductions in revolving lines of credits, partially offset by a $14.6 million increase in SBA PPP loans. The decline in the legacy residential mortgage loan portfolio in the Puerto Rico region reflects the effect of collections and charge-offs, which more than offset the volume of non-conforming loan originations. Approximately 92% of the $136.3 million in residential mortgage loan originations in the Puerto Rico region during the third quarter of 2020 consisted of conforming loan originations and refinancings. The growth in consumer loans was driven by new loan originations, primarily auto loans and finance leases.

The decrease in total loans in the Virgin Islands region consisted of a $3.8 million decrease in residential mortgage loans, partially offset by a $0.4 million increase in the balance of commercial and construction loans. The increase in commercial and construction loans included an increase of $0.8 million in SBA PPP loans.

The increase in total loans in the Florida region consisted of a $20.0 million increase in the balance of commercial and construction loans, driven by the origination of two large commercial loans totaling $29.9 million, partially offset by reductions of $13.4 million in residential mortgage loans and $3.4 million in consumer loans.

Total loan originations, including refinancings, renewals and draws from existing commitments (excluding credit card utilization activity), amounted to $971.1 million in the third quarter of 2020, compared to $902.9 million in the second quarter of 2020. Total loan originations in the third quarter included $15.1 million of SBA PPP loan originations, compared to $375.2 million originated in the second quarter of 2020. Excluding SBA PPP loans, total loan originations of $956.0 million in the third quarter of 2020 increased by $428.3 million from $527.7 million in the second quarter of 2020 consisting of: (i) a $217.0 million increase in commercial and construction loan originations, driven by higher utilization of commercial lines of credit, an increased volume of loan renewals and refinancings, and a higher volume of new commercial loan originations in the Florida region; (ii) a $135.6 million increase in consumer loan originations as the auto and finance leases originations picked up after the reopening of the auto retail industry in the latter part of the second quarter; and (iii) a $75.8 million increase in residential mortgage loan originations, driven by a higher volume of refinancings and conforming loan originations due to the lower mortgage loan interest rate environment.

Total loan originations in the Puerto Rico region amounted to $760.0 million in the third quarter of 2020, compared to $618.6 million in the second quarter of 2020. Total loan originations in the Puerto Rico region during the third quarter of 2020 included $14.0 million of SBA PPP loan originations, compared to $252.0 million originated in the second quarter of 2020. Excluding SBA PPP loans, total loan originations of $746.0 million in the Puerto Rico region during the third quarter of 2020 increased by $379.4 million from $366.6 million in the second quarter of 2020, consisting of a $181.9 million increase in commercial and construction loan originations, driven by higher utilization of commercial lines of credit and an increased volume of loan renewals and refinancings, a $134.5 million increase in consumer loan originations, and a $63.0 million increase in residential mortgage loan originations. The increase in residential mortgage loans was driven by refinancings and conforming loan originations sold in the secondary market, while the increase in consumer loan originations primarily reflects the effect of the reopening of the auto retail industry in the latter part of the second quarter after disruptions caused by the COVID-19 pandemic-related lockdowns and quarantines.

Total loan originations in the Virgin Islands region amounted to $31.0 million in the third quarter of 2020, compared to $40.8 million in the second quarter of 2020. Total loan originations in the Virgin Islands region during the third quarter of 2020 included $0.7 million of SBA PPP loan originations, compared to $29.7 million originated in the second quarter of 2020. Excluding SBA PPP loans, total loan originations of $30.4 million in the Virgin Islands region during the third quarter of 2020 increased by $19.3 million from $11.1 million in the second quarter of 2020, consisting of a $19.3 million increase in commercial and construction loan originations, driven by the refinancing and renewal of certain government loans, and a $1.1 million increase in consumer loan originations, partially offset by a $1.1 million decrease in residential mortgage loan originations.

Total loan originations in the Florida region amounted to $180.0 million in the third quarter of 2020, compared to $243.4 million in the second quarter of 2020. Total loan originations in the Florida region during the third quarter of 2020 included $0.4 million of SBA PPP loan originations, compared to $93.5 million originated in the second quarter of 2020. Excluding SBA PPP loans, total loan originations of $179.6 million in the Florida region during the third quarter of 2020 increased by $29.7 million from $149.9 million in the second quarter of 2020, consisting of a $15.7 million increase in commercial and construction loan originations, driven by the aforementioned origination of two large commercial loans totaling $29.9 million, and a $14.0 million increase in residential mortgage loan originations.

  A $624.2 million increase in investment securities, mainly driven by purchases of $850.7 million of U.S. agencies MBS and callable debentures during the third quarter, and the acquisition of BSPR, which added $294.7 million of U.S. agencies residential pass-through MBS, $56.9 million of Puerto Rico municipal bonds accounted for as held-to-maturity investment securities, and $3.0 million of FHLB stock as of September 30, 2020. These variances were partially offset by approximately $205.9 million of U.S. agencies bonds that were called prior to maturity during the third quarter, prepayments of $179.9 million of U.S. agencies residential pass-through MBS, and the sales of $116.6 million of U.S. agencies MBS. The sales of $116.6 million have settlement dates in October; thus, as of September 30, 2020, the decrease in the investment securities portfolio was offset by a corresponding increase in accounts receivable on unsettled investment sales included as part of Other assets in the consolidated statement of financial condition.
  A $65.4 million increase in the ACL for loans and finance leases, reflecting a provision of $48.1 million and an initial ACL of $28.7 million with respect to PCD loans from the acquisition of BSPR. The provision was primarily a result of the BSPR acquisition and reserves build for the legacy commercial and construction loan portfolio.
  A $1.2 billion increase in cash and cash equivalents attributable, among other things, to proceeds from sales of U.S. Treasury Notes acquired from BSPR and the $406.6 million increase related to the excess of the cash acquired in the BSPR acquisition over the cash consideration paid at closing.
  Core deposits and other intangible assets of $38.5 million as of September 30, 2020 related to the acquisition of BSPR.
  A $41.4 million increase in net deferred tax assets, primarily related to the acquisition of BSPR.

Total liabilities were approximately $16.4 billion as of September 30, 2020, up $4.6 billion from June 30, 2020. The increase was mainly the result of the acquisition of BSPR, which added $4.2 billion in total deposits as of September 30, 2020.

The increase in total liabilities was mainly due to:

  A $3.7 billion increase in total deposits, excluding brokered deposits and government deposits, consisting of a growth of $3.7 billion in the Puerto Rico region, partially offset by decreases of $30.3 million and $14.5 million in the Florida and Virgin Islands regions, respectively. The increase in the Puerto Rico region reflects primarily $3.4 billion of deposits (net of brokered and government deposits) resulting from the BSPR acquisition. Organic deposit growth was $216.4 million during the third quarter, primarily demand deposits, which grew by 6%, or $250.4 million.
  An $899.3 million increase in government deposits, reflecting increases of $782.9 million, $115.8 million, and $0.7 million in the Puerto Rico, Virgin Islands, and Florida regions, respectively. The increase in the Puerto Rico region during the third quarter reflects primarily $670.5 million of government deposits resulting from the BSPR acquisition. The remaining $228.8 million of organic growth reflects an increase in balances of transactional accounts of certain municipalities in Puerto Rico, related to the collection of municipal license taxes, and higher balances on transactional accounts of the central government in the U.S. Virgin Islands driven by collection of income taxes.

Partially offset by:

  A $56.0 million decrease in brokered deposits, reflecting the effect of the maturity of approximately $87.3 million of brokered CDs, with an all-in cost of 2.15%, that were paid off during the third quarter, partially offset by an increase of $31.2 million in the balance of non-maturity brokered money market deposit accounts maintained by a deposit broker. The BSPR acquisition added $56.1 million in non-maturity brokered deposits as of September 30, 2020.

The following table provides additional information about the increase/decrease on deposits:

(In thousands)				Change Composition
	September 30,	June 30,		Balance	Organic	Organic
	2020	2020	Change	Acquired	Growth/(Loss)	Growth/(Loss) %

Demand Deposits	$6,619,389	$4,163,889	$2,455,500	$2,205,143	$250,357	6.01%
Savings Accounts	3,226,685	2,229,684	997,001	975,420	21,581	0.97%
Government Deposits	2,116,867	1,217,529	899,338	670,493	228,845	18.80%
Certificates of Deposits	2,685,413	2,475,030	210,383	265,890	(55,507)	-2.24%
Brokered Deposits	554,544	610,554	(56,010)	56,087	(112,097)	-18.36%
Total Deposits	$15,202,898	$10,696,686	$4,506,212	$4,173,033	$333,179	3.11%

Total stockholders’ equity amounted to $2.2 billion as of September 30, 2020, an increase of $10.4 million from June 30, 2020. The increase was driven by earnings generated in the third quarter, partially offset by common and preferred stock dividends declared in the second quarter totaling $11.0 million.

The Corporation implemented the CECL model commencing January 1, 2020 and elected to phase in the full effect of CECL on regulatory capital over the five-year transition period. As of September 30, 2020, capital ratios remained strong compared to regulatory levels for well capitalized banks. The Corporation’s preliminary estimated common equity tier 1 capital, tier 1 capital, total capital and leverage ratios under the Basel III rules were 17.22%, 17.53%, 20.32% and 13.04%, respectively, as of September 30, 2020, compared to common equity tier 1 capital, tier 1 capital, total capital and leverage ratios of 21.52%, 21.90%, 25.08%, and 15.23%, respectively, as of June 30, 2020.

Meanwhile, the preliminary estimated common equity tier 1 capital, tier 1 capital, total capital and leverage ratios of our banking subsidiary, FirstBank Puerto Rico, were 15.94%, 18.60%, 19.86%, and 13.85%, respectively, as of September 30, 2020, compared to common equity tier 1 capital, tier 1 capital, total capital and leverage ratios of 20.02%, 23.32%, 24.59% and 16.23%, respectively, as of June 30, 2020.

The acquired assets and off-balance sheet items of BSPR have been fully included and risk weighted in the regulatory capital position determination of the Corporation and FirstBank Puerto Rico as of September 30, 2020. However, following regulatory capital requirements, the quarterly average asset calculation used for the leverage ratio includes the dollar amounts of the acquired assets from the acquisition date through the end of the third quarter, and the denominator for the number of days in the entire quarter, which resulted in a diluted quarterly average asset balance for the quarter ended September 30, 2020. The full effect in the leverage ratio of the assets acquired in the transaction will be reflected in the regulatory capital position determination as of December 31, 2020.

Tangible Common Equity

The Corporation’s tangible common equity ratio decreased to 11.36% as of September 30, 2020, compared to 15.25% as of June 30, 2020.

The following table presents a reconciliation of the Corporation’s tangible common equity and tangible assets over the last five quarters to the comparable GAAP items:

(In thousands, except ratios and per share information)
	September 30,	June 30,	March 31,	December 31,	September 30,
	2020	2020	2020	2019	2019
Tangible Equity:
Total equity - GAAP	$2,225,282	$2,214,834	$2,199,751	$2,228,073	$2,200,595
Preferred equity	(36,104)	(36,104)	(36,104)	(36,104)	(36,104)
Goodwill	(34,401)	(28,098)	(28,098)	(28,098)	(28,098)
Purchased credit card relationship intangible	(5,789)	(2,668)	(3,141)	(3,615)	(4,137)
Core deposit intangible	(37,749)	(3,086)	(3,287)	(3,488)	(3,695)
Insurance customer relationship intangible	(355)	(394)	(432)	(470)	(508)

Tangible common equity	$2,110,884	$2,144,484	$2,128,689	$2,156,298	$2,128,053

Tangible Assets:
Total assets - GAAP	$18,659,768	$14,096,406	$13,047,977	$12,611,266	$12,530,713
Goodwill	(34,401)	(28,098)	(28,098)	(28,098)	(28,098)
Purchased credit card relationship intangible	(5,789)	(2,668)	(3,141)	(3,615)	(4,137)
Core deposit intangible	(37,749)	(3,086)	(3,287)	(3,488)	(3,695)
Insurance customer relationship intangible	(355)	(394)	(432)	(470)	(508)

Tangible assets	$18,581,474	$14,062,160	$13,013,019	$12,575,595	$12,494,275

Common shares outstanding	218,229	218,158	218,161	217,359	217,361

Tangible common equity ratio	11.36%	15.25%	16.36%	17.15%	17.03%
Tangible book value per common share	$9.67	$9.83	$9.76	$9.92	$9.79

Exposure to Puerto Rico Government

As of September 30, 2020, the Corporation had $400.6 million of direct exposure to the Puerto Rico Government, its municipalities and public corporations, compared to $203.5 million as of June 30, 2020. The direct exposure to the Puerto Rico government as of September 30, 2020 reflects $216.6 million in Puerto Rico government loans and bonds resulting from the BSPR acquisition. As of September 30, 2020, approximately $270.2 million of the exposure consisted of loans and obligations of municipalities in Puerto Rico that are supported by assigned property tax revenues and for which, in most cases, the good faith, credit and unlimited taxing power of the applicable municipality have been pledged to their repayment, and $65.4 million consisted of municipal revenue or special obligation bonds. The Corporation’s total direct exposure to the Puerto Rico Government also included $13.8 million in loans extended to an affiliate of a public corporation, $43.2 million in loans of an agency of the Puerto Rico central government, and obligations of the Puerto Rico Government, specifically bonds of the PRHFA, at an amortized cost of $8.0 million (fair value of $6.9 million as of September 30, 2020), included as part of the Corporation’s available-for-sale investment securities portfolio. These bonds include a residential pass-through MBS issued by the PRHFA that is collateralized by certain second mortgages with a fair value of $2.9 million, which had an unrealized loss of $1.1 million as of September 30, 2020, of which $0.3 million is due to credit deterioration and was charged against earnings through an ACL during the second quarter of 2020.

The aforementioned exposure to municipalities in Puerto Rico included $189.3 million of financing arrangements with Puerto Rico municipalities that were issued in bond form, but underwritten as loans with features that are typically found in commercial loans. These bonds are accounted for as held-to-maturity investment securities. Included in these Puerto Rico municipal bonds are $56.9 million of Puerto Rico municipal bonds resulting from the acquisition of BSPR. As of September 30, 2020, the ACL for these securities was $10.2 million, up $0.9 million from $9.3 million as of June 30, 2020.

As of September 30, 2020, the Corporation had $1.7 billion of public sector deposits in Puerto Rico, compared to $920.1 million as of June 30, 2020. These public sector deposits include $670.5 million in government deposits resulting from the BSPR acquisition. Approximately 25% of the public sector deposits as of September 30, 2020 is from municipalities and municipal agencies in Puerto Rico and 75% is from public corporations, the Puerto Rico central government and agencies, and U.S. federal government agencies in Puerto Rico.

Conference Call / Webcast Information

First BanCorp’s senior management will host an earnings conference call and live webcast on Friday, October 30, 2020, at 10:00 a.m. (Eastern Time). The call may be accessed via a live Internet webcast through the investor relations section of the Corporation’s web site: www.1firstbank.com or through a dial-in telephone number at (877) 506-6537 or (412) 380–2001 for international callers. The Corporation recommends that listeners go to the web site at least 15 minutes prior to the call to download and install any necessary software. Following the webcast presentation, a question and answer session will be made available to research analysts and institutional investors. A replay of the webcast will be archived in the investor relations section of First BanCorp’s website, www.1firstbank.com, until October 30, 2021. A telephone replay will be available one hour after the end of the conference call through November 30, 2020 at (877) 344-7529 or (412) 317-0088 for international callers. The replay access code is 10149354.

Safe Harbor

This press release may contain “forward-looking statements” concerning the Corporation’s future economic, operational and financial performance. The words or phrases “expect,” “anticipate,” “intend,” “should,” “would,” “believe” and similar expressions are meant to identify “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, and are subject to the safe harbor created by such sections. The Corporation cautions readers not to place undue reliance on any such forward-looking statements, which speak only as of the date made, and advises readers that various factors, including, but not limited to, the following could cause actual results to differ materially from those expressed in, or implied by, such forward-looking statements: uncertainties relating to the impact of the COVID-19 pandemic, including recent increases in, and any additional waves of, COVID-19 cases and the development and availability of a vaccine and treatments for the disease, on the Corporation’s business, operations, employees, credit quality, financial condition and net income, including because of uncertainties as to the extent and duration of the pandemic and the impact of the pandemic on consumer spending, borrowing and saving habits, the underemployment and unemployment rates, which can adversely affect repayment patterns, the Puerto Rico economy and the global economy, as well as the risk that COVID-19 may exacerbate any other factor that could cause our actual results to differ materially from those expressed in or implied by any forward-looking statements; the success of our preventative actions to protect the Corporation’s information and that of its customers in response to the cyber incident that we recently experienced, including the integrity of our data and data security systems, increased mitigation costs or an adverse effect to our reputation; risks related to the effect on the Corporation and its customers of governmental, regulatory, or central bank responses to COVID-19 and the Corporation’s participation in any such responses or programs, such as the Paycheck Protection Program established by the CARES Act of 2020, including any judgments, claims, damages, penalties, fines or reputational damage resulting from claims or challenges against the Corporation by governments, regulators, customers or otherwise, relating to the Corporation’s participation in any such responses or programs; the risk that costs, expenses, and resources associated with the Corporation’s recent acquisition of BSPR may be higher than expected; the ability to successfully complete the integration of systems, procedures, and personnel of BSPR into FirstBank that are necessary to make the transaction economically successful; the risk that the Corporation may not be able to effectively integrate BSPR into the Corporation’s internal control over financial reporting; the risk that the cost savings and any other synergies from the acquisition may not be fully realized or may take longer to realize than expected, such as the risk that deposit attrition, customer loss and/or revenue loss following the acquisition may exceed expectations, including because of the impact of the COVID-19 pandemic on customers; uncertainty as to the ultimate outcomes of actions taken, or those that may be taken, by the Puerto Rico government, or the oversight board established by the Puerto Rico Oversight, Management, and Economic Stability Act (“PROMESA”) to address the Commonwealth of Puerto Rico’s financial problems, including a court-supervised debt restructuring process similar to U.S. bankruptcy protection undertaken pursuant to Title III of PROMESA, the designation by the PROMESA oversight board of Puerto Rico municipalities as instrumentalities covered under PROMESA, the effects of measures included in the Puerto Rico government fiscal plan, or any revisions to it, on our clients and loan portfolios, and any potential impact from future economic or political developments in Puerto Rico; changes in economic and business conditions, including those caused by the COVID-19 pandemic, including recent increases in, and any additional waves of, COVID-19 cases, or other global or regional health crises as well as past or future natural disasters, such as the earthquakes affecting Puerto Rico’s southern coast, that directly or indirectly affect the financial health of the Corporation’s customer base in the geographic areas we serve and may result in increased costs or losses of property and equipment and other assets; the impact that a slowing economy and increased unemployment or underemployment may have on the performance of our loan and lease portfolio, the market price of our investment securities, the availability of sources of funding and the demand for our products; a decrease in demand for the Corporation’s products and services, resulting in lower revenues and earnings because of the continued economic recession in Puerto Rico; uncertainty as to the availability of certain funding sources, such as brokered CDs; the deteriorating weakness of the real estate markets and of the consumer and commercial sectors, which may be exacerbated by unemployment and underemployment and government restrictions imposed as a result of the COVID-19 pandemic, including recent increases in, and any additional waves of, COVID-19 cases, and their impact on the credit quality of the Corporation’s loans and other assets, which have contributed and may continue to contribute to, among other things, higher than targeted levels of non-performing assets, charge-offs and provisions for credit losses, and may subject the Corporation to further risk from loan defaults and foreclosures; the impact of changes in accounting standards or assumptions in applying those standards, including the impact of the COVID-19 pandemic on the determination of the allowance for credit losses required by the new CECL accounting standard effective since January 1, 2020; the ability of FirstBank to realize the benefits of its net deferred tax assets; the ability of FirstBank to generate sufficient cash flow to make dividend payments to the Corporation; adverse changes in general economic conditions in Puerto Rico, the U.S., the U.S. Virgin Islands, and the British Virgin Islands, including the interest rate environment, market liquidity, housing absorption rates, real estate prices, and disruptions in the U.S. capital markets, including as a result of the COVID-19 pandemic and recent increases in, and any additional waves of, COVID-19 cases, which may further reduce interest margins, affect funding sources and demand for all of the Corporation’s products and services, and reduce the Corporation’s revenues and earnings and the value of the Corporation’s assets; uncertainty related to the effect of the discontinuation of the London Interbank Offered Rate at the end of 2021; an adverse change in the Corporation’s ability to attract new clients and retain existing ones; the risk that additional portions of the unrealized losses in the Corporation’s investment portfolio are determined to be credit-related, including additional charges to the provision for credit losses on the Corporation’s remaining $8.0 million exposure to the Puerto Rico government’s debt securities held as part of the available-for-sale securities portfolio; uncertainty about legislative, tax or regulatory changes that affect financial services companies in Puerto Rico, the U.S., and the U.S. and British Virgin Islands, which could affect the Corporation’s financial condition or performance and could cause the Corporation’s actual results for future periods to differ materially from prior results and anticipated or projected results; changes in the fiscal and monetary policies and regulations of the U.S. federal government and the Puerto Rico and other governments, including those determined by the Federal Reserve Board, the New York FED, the FDIC, government-sponsored housing agencies, and regulators in Puerto Rico and the U.S. and British Virgin Islands; the risk of possible failure or circumvention of the Corporation’s internal controls and procedures and the risk that the Corporation’s risk management policies may not be adequate; the Corporation’s ability to identify and prevent cyber-security incidents, such as data security breaches, malware, “denial of service” attacks, “hacking” and identity theft, a failure of which most recently caused a cyber incident, and which may result in misuse or misappropriation of confidential or proprietary information, and could result in the disruption or damage to our systems, increased costs and losses or an adverse effect to our reputation; the risk that the FDIC may increase the deposit insurance premium and/or require special assessments to replenish its insurance fund, causing an additional increase in the Corporation’s non-interest expenses; the impact on the Corporation’s results of operations and financial condition of business acquisitions, such as the recent acquisition of BSPR, and dispositions; a need to recognize impairments on the Corporation’s financial instruments, goodwill and other intangible assets relating to business acquisitions, including as a result of the COVID-19 pandemic; the effect of changes in the interest rate environment, including as a result of the impact of the COVID-19 pandemic, including recent increases in, and any additional waves of, COVID-19 cases, on the global economy, on the Corporation’s businesses, business practices and results of operations; the risk that the impact of the occurrence of any of these uncertainties on the Corporation’s capital would preclude further growth of the Bank and preclude the Corporation’s Board of Directors from declaring dividends; uncertainty as to whether FirstBank will be able to continue to satisfy its regulators regarding, among other things, its asset quality, liquidity plans, maintenance of capital levels and compliance with applicable laws, regulations, and related requirements; and general competitive factors and industry consolidation. The Corporation does not undertake, and specifically disclaims any obligation, to update any “forward-looking statements” to reflect occurrences or unanticipated events or circumstances after the date of such statements, except as required by the federal securities laws.

Basis of Presentation

Use of Non-GAAP Financial Measures

This press release contains non-GAAP financial measures. Non-GAAP financial measures are used when management believes they will be helpful to an investor’s understanding of the Corporation’s results of operations or financial position. Where non-GAAP financial measures are used, the comparable GAAP financial measure, as well as the reconciliation of the non-GAAP financial measure to the comparable GAAP financial measure, can be found in the text or in the tables in or attached to this earnings release. Any analysis of these non-GAAP financial measures should be used only in conjunction with results presented in accordance with GAAP.

Tangible Common Equity Ratio and Tangible Book Value per Common Share

The tangible common equity ratio and tangible book value per common share are non-GAAP financial measures that management believes are generally used by the financial community to evaluate capital adequacy. Tangible common equity is total equity less preferred equity, goodwill, core deposit intangibles, and other intangibles, such as the purchased credit card relationship intangible and the insurance customer relationship intangible. Tangible assets are total assets less goodwill, core deposit intangibles, and other intangibles, such as the purchased credit card relationship intangible and the insurance customer relationship intangible. Management and many stock analysts use the tangible common equity ratio and tangible book value per common share in conjunction with more traditional bank capital ratios to compare the capital adequacy of banking organizations with significant amounts of goodwill or other intangible assets, typically stemming from the use of the purchase method of accounting for mergers and acquisitions. Accordingly, the Corporation believes that disclosure of these financial measures may be useful to investors. Neither tangible common equity nor tangible assets, or the related measures, should be considered in isolation or as a substitute for stockholders’ equity, total assets, or any other measure calculated in accordance with GAAP. Moreover, the manner in which the Corporation calculates its tangible common equity, tangible assets, and any other related measures may differ from that of other companies reporting measures with similar names.

Adjusted Pre-Tax, Pre-Provision Income

Adjusted pre-tax, pre-provision income is a non-GAAP performance metric that management uses and believes that investors may find useful in analyzing underlying performance trends, particularly in times of economic stress, including as a result of natural catastrophes, such as the hurricanes that affected the Corporation’s service areas in 2017 and the earthquakes experienced in Puerto Rico in early 2020, or health epidemics, such as the COVID-19 pandemic in 2020. Adjusted pre-tax, pre-provision income, as defined by management, represents income before income taxes adjusted to exclude the provisions for credit losses on loans, finance leases and debt securities and any gains or losses on sales of investment securities. In addition, from time to time, earnings are also adjusted for certain items regarded as Special Items, such as hurricane-related insurance recoveries, costs incurred in connection with the COVID-19 pandemic response efforts, merger and restructuring costs in connection with the acquisition of BSPR, and the accelerated discount from the early payoff of an acquired commercial mortgage loan reflected above, because management believes these items are not reflective of core operating performance, are not expected to reoccur with any regularity or may reoccur at uncertain times and in uncertain amounts.

Net Interest Income, Excluding Valuations, and on a Tax-Equivalent Basis

Net interest income, interest rate spread, and net interest margin are reported excluding the changes in the fair value of derivative instruments and on a tax-equivalent basis in order to provide to investors additional information about the Corporation’s net interest income that management uses and believes should facilitate comparability and analysis of the periods presented. The changes in the fair value of derivative instruments have no effect on interest due or interest earned on interest-bearing liabilities or interest-earning assets, respectively. The tax-equivalent adjustment to net interest income recognizes the income tax savings when comparing taxable and tax-exempt assets and assumes a marginal income tax rate. Income from tax-exempt earning assets is increased by an amount equivalent to the taxes that would have been paid if this income had been taxable at statutory rates. Management believes that it is a standard practice in the banking industry to present net interest income, interest rate spread, and net interest margin on a fully tax-equivalent basis. This adjustment puts all earning assets, most notably tax-exempt securities and tax-exempt loans, on a common basis that facilitates comparison of results to the results of peers.

The following table reconciles net interest income in accordance with GAAP to net interest income excluding valuations, and net interest income on a tax-equivalent basis for third and second quarters of 2020, the third quarter of 2019 and the nine-month periods ended September 30, 2020 and 2019. The table also reconciles net interest spread and net interest margin to these items excluding valuations, and on a tax-equivalent basis.

(Dollars in thousands)	Quarter Ended			Nine-Month Period Ended
	September 30, 2020	June 30, 2020	September 30, 2019	September 30, 2020	September 30, 2019
Net Interest Income
Interest income - GAAP	$170,402	$158,616	$172,295	$494,282	$508,277
Unrealized loss on
derivative instruments	(18)	-	1	(18)	6
Interest income excluding valuations	170,384	158,616	172,296	494,264	508,283
Prepayment penalty income on a commercial mortgage loan tied to an interest rate swap	-	-	-	-	-
Interest income excluding valuations and a $2.5 million prepayment penalty collected	170,384	158,616	172,296	172,296	169,511
Tax-equivalent adjustment	4,964	5,135	4,964	15,751	15,215
Interest income on a tax-equivalent basis and excluding valuations	$175,348	$163,751	$177,260	$510,015	$523,498

Interest expense - GAAP	21,706	23,406	27,870	71,727	81,125

Net interest income - GAAP	$148,696	$135,210	$144,425	$422,555	$427,152

Net interest income excluding valuations	$148,678	$135,210	$144,426	$422,537	$427,158

Net interest income on a tax-equivalent basis and excluding valuations	$153,642	$140,345	$149,390	$438,288	$442,373

Average Balances
Loans and leases	$10,163,671	$9,247,878	$9,026,725	$9,472,189	$8,992,156
Total securities, other short-term investments and interest-bearing cash balances	4,871,710	3,636,532	2,691,584	3,859,381	2,655,820
Average interest-earning assets	$15,035,381	$12,884,410	$11,718,309	$13,331,570	$11,647,976

Average interest-bearing liabilities	$9,732,691	$8,436,511	$7,819,008	$8,729,809	$7,716,951

Average Yield/Rate
Average yield on interest-earning assets - GAAP	4.51%	4.95%	5.83%	4.95%	5.83%
Average rate on interest-bearing liabilities - GAAP	0.89%	1.12%	1.41%	1.10%	1.41%
Net interest spread - GAAP	3.62%	3.83%	4.42%	3.85%	4.42%
Net interest margin - GAAP	3.93%	4.22%	4.89%	4.23%	4.90%

Average yield on interest-earning assets excluding valuations	4.51%	4.95%	5.83%	4.95%	5.83%
Average rate on interest-bearing liabilities excluding valuations	0.89%	1.12%	1.41%	1.10%	1.41%
Net interest spread excluding valuations	3.62%	3.83%	4.42%	3.85%	4.42%
Net interest margin excluding valuations	3.93%	4.22%	4.89%	4.23%	4.90%

Average yield on interest-earning assets on a tax-equivalent basis and excluding valuations	4.64%	5.11%	6.00%	5.11%	6.01%
Average rate on interest-bearing liabilities excluding valuations	0.89%	1.12%	1.41%	1.10%	1.41%
Net interest spread on a tax-equivalent basis and excluding valuations	3.75%	3.99%	4.59%	4.01%	4.60%
Net interest margin on a tax-equivalent basis and excluding valuations	4.07%	4.38%	5.06%	4.39%	5.08%

Financial measures adjusted to exclude the effect of Special Items that management believes are not reflective of core operating performance, are not expected to reoccur with any regularity or may reoccur at uncertain times and in uncertain amounts.

To supplement the Corporation’s financial statements presented in accordance with GAAP, the Corporation uses, and believes that investors would benefit from disclosure of, non-GAAP financial measures that reflect adjustments to net income and non-interest expenses to exclude items that management identifies as Special Items because management believes they are not reflective of core operating performance, are not expected to reoccur with any regularity or may reoccur at uncertain times and in uncertain amounts. This press release includes the following non-GAAP financial measures for the third and second quarters of 2020 and the third quarter of 2019 that reflect the described items that were excluded for one of those reasons:

  Adjusted net income for the third and second quarters of 2020 and the third quarter of 2019 reflect the following exclusions:

- Gain of $5.3 million and loss of $0.2 million on the sales of U.S. agencies MBS and U.S. Treasury Notes recorded in the third quarter of 2020 and second quarter of 2020, respectively.

- Merger and restructuring costs of $10.4 million, $2.9 million, and $0.6 million recorded in the third quarter of 2020, second quarter of 2020, and third quarter of 2019, respectively, related to transaction costs and restructuring initiatives in connection with the acquisition of BSPR.

- The $8.0 million benefit related to the partial reversal of the deferred tax asset valuation allowance.

- COVID-19 pandemic-related expenses of $1.0 million and $3.0 million in the third quarter of 2020 and second quarter of 2020, respectively.

- A $0.1 million gain on the repurchase and cancellation of $0.4 million in trust preferred securities in the third quarter of 2020 reflected in the statement of income set forth above as “Gain on early extinguishment of debt.”

- Benefit of $5.0 million and $0.4 million recorded in the second quarter of 2020 and third quarter of 2019, respectively, resulting from insurance recoveries associated with business interruption and hurricane-related expenses and impairments related to Hurricanes Irma and Maria.

- The accelerated discount accretion of $3.0 million resulting from the early payoff of an acquired commercial mortgage loan in the third quarter of 2019.

- The tax-related effects of all of the pre-tax items mentioned in the above bullets as follows:

  Tax benefit of $3.9 million, $1.1 million and $0.2 million in the third quarter of 2020, second quarter of 2020, and third quarter of 2019, respectively, related to merger and restructuring costs in connection with the pending acquisition of BSPR (calculated based on the statutory tax rate of 37.5%).
  Tax benefit of $0.4 million and $1.1 million in the third quarter of 2020 and second quarter of 2020, respectively, in connection with the COVID-19 pandemic-related expenses (calculated based on the statutory tax rate of 37.5%)
  Tax expense of $1.9 million and $0.1 million in the second quarter of 2020 and third quarter of 2019, respectively, related to the benefit of hurricane-related insurance recoveries (calculated based on the statutory tax rate of 37.5%).
  Tax expense of $1.1 million in the third quarter of 2019 related to the accelerated discount accretion from the payoff of an acquired commercial mortgage loan (calculated based on the statutory tax rate of 37.5% for 2019).
  No tax expense/benefit was recorded for the gain/loss on sales of U.S. agencies MBS and U.S. Treasury Notes in the third and second quarters of 2020. Those sales consisted of tax-exempt securities or were recorded at the tax-exempt international banking entity subsidiary level.
  The gain realized on the repurchase and cancellation of trust-preferred securities in the third quarter of 2020 recorded at the holding company level had no effect on the income tax expense in 2020.
  Adjusted non-interest expenses – The following tables reconcile for the third and second quarters of 2020 the non-interest expenses to adjusted non-interest expenses, which is a non-GAAP financial measure that excludes some of the Special Items identified above:

(Dollars in thousands)
Third Quarter 2020	Non-Interest Expenses (GAAP)	Merger and Restructuring Costs	COVID-19 Pandemic- Related Expenses	Adjusted (Non-GAAP)

Non-interest expenses	$107,508	$10,441	$962	$96,105
Employees' compensation and benefits	43,063	-	18	43,045
Occupancy and equipment	19,064	-	768	18,296
Business promotion	3,046	-	71	2,975
Professional service fees	11,563	-	2	11,561
Taxes, other than income taxes	4,510	-	82	4,428
Insurance and supervisory fees	3,019	-	-	3,019
Net loss on other real estate owned operations	1,019	-	-	1,019
Merger and restrucuring costs	10,441	10,441	-	-
Other non-interest expenses	11,783	-	21	11,762

(Dollars in thousands)

Second Quarter 2020	Non-Interest Expenses (GAAP)	Merger and Restructuring Costs	COVID-19 Pandemic-Related Expenses	Adjusted (Non-GAAP)

Non-interest expenses	$89,786	$2,902	$2,961	$83,923
Employees' compensation and benefits	39,532	-	1,695	37,837
Occupancy and equipment	16,376	-	851	15,525
Business promotion	2,314	-	295	2,019
Professional service fees	11,968	-	5	11,963
Taxes, other than income taxes	3,577	-	77	3,500
Insurance and supervisory fees	2,565	-	-	2,565
Net loss on other real estate owned operations	811	-	-	811
Merger and restrucuring costs	2,902	2,902	-	-
Other non-interest expenses	9,741	-	38	9,703

  Allowance for credit losses on loans and finance leases to adjusted total loans held for investment ratio - The following table reconciles the ratio of the allowance for credit losses on loans and finance leases to adjusted total loans held for investment, excluding SBA PPP loans, as of September 30, 2020 and June 30, 2020:
	Allowance for credit losses for loans and finance leases to Loans Held for Investment (GAAP to Non-GAAP reconciliation)

	As of September 30, 2020

(In thousands)	Allowance for Credit Losses for Loans and Finance Leases	Loans Held for Investment

Allowance for credit losses for loans and finance leases and loans held for investment (GAAP)	$384,718	$11,847,275
Less:
SBA PPP loans	-	453,358
Allowance for credit losses for loans and finance leases and adjusted loans held for investment, excluding SBA PPP loans (Non-GAAP)	$384,718	$11,393,917

Allowance for credit losses for loans and finance leases to loans held for investment (GAAP)	3.25%
Allowance for credit losses for loans and finance leases to adjusted loans held for investment, excluding SBA PPP loans (Non-GAAP)	3.38%

	Allowance for credit losses for loans and finance leases to Loans Held for Investment (GAAP to Non-GAAP reconciliation)

	As of June 30, 2020

(In thousands)	Allowance for Credit Losses for Loans and Finance Leases	Loans Held for Investment

Allowance for credit losses for loans and finance leases and loans held for investment (GAAP)	$319,297	$9,366,216
Less:
SBA PPP loans	-	359,572
Allowance for credit losses for loans and finance leases and adjusted loans held for investment, excluding SBA PPP loans (Non-GAAP)	$319,297	$9,006,644

Allowance for credit losses for loans and finance leases to loans held for investment (GAAP)	3.41%
Allowance for credit losses for loans and finance leases to adjusted loans held for investment, excluding SBA PPP loans (Non-GAAP)	3.55%

  Adjusted provision for credit losses on loans to net charge-offs ratios - The following table reconciles the ratio of the provision for credit losses on loans and finance leases to net charge-offs to the ratio of adjusted provision for credit losses on loans and finance leases to net charge-offs for the nine-month period ended September 30, 2019 excluding the hurricane-related qualitative reserve releases, which the Corporation regards as a Special Item:

	Provision for credit losses for loans and finance leases to Net Charge-Offs (GAAP to Non-GAAP reconciliation)

	Nine-Month Period Ended September 30, 2019

(In thousands)	Provision for Credit Losses for Loans and Finance Leases	Net Charge-Offs

Provision for credit losses for loans and finance leases and net charge-offs (GAAP)	$31,752	$62,539
Less Special Item:
Hurrricane-related qualitative reserve release	6,425	-
Provision for credit losses for loans and finance leases and net charge-offs, excluding special item (Non-GAAP)	$38,177	$62,539

Provision for credit losses for loans and finnace leases to net charge-offs (GAAP)	50.77%
Provision for credit losses for loans and finance leases to net charge-offs, excluding special item (Non-GAAP)	61.05%

Management believes that the presentation of adjusted net income, adjusted non-interest expenses and adjustments to the various components of non-interest expenses, the ratio of allowance for credit losses to adjusted total loans held for investment, and the ratio of adjusted provision for credit losses for loans and finance leases to net charge-offs enhances the ability of analysts and investors to analyze trends in the Corporation’s business and understand the performance of the Corporation. In addition, the Corporation may utilize these non-GAAP financial measures as guides in its budgeting and long-term planning process.

FIRST BANCORP
CONDENSED CONSOLIDATED STATEMENTS OF FINANCIAL CONDITION

	As of
	September 30,	June 30,	December 31,
(In thousands, except for share information)	2020	2020	2019
ASSETS

Cash and due from banks	$2,360,524	$1,203,791	$546,391

Money market investments:
Time deposits with other financial institutions	300	300	300
Other short-term investments	108,683	97,392	97,408
Total money market investments	108,983	97,692	97,708

Investment securities available for sale, at fair value (allowance for credit losses of $1,078 as of September 30, 2020; $1,631 as of June 30, 2020)	3,294,649	2,723,171	2,123,525

Investment securities held to maturity, at amortized cost, net of allowance for credit losses of $10,176 as of September 30, 2020 and $9,268 as of June 30, 2020	178,980	129,265	138,675

Equity securities	39,290	36,262	38,249

Total investment securities	3,512,919	2,888,698	2,300,449

Loans, net of allowance for credit losses of $384,718
(June 30, 2020 - $319,297; December 31, 2019 - $155,139)	11,462,557	9,046,919	8,847,066
Loans held for sale, at lower of cost or market	48,670	38,986	39,477
Total loans, net	11,511,227	9,085,905	8,886,543

Premises and equipment, net	159,772	148,054	149,989
Other real estate owned	89,049	96,319	101,626
Accrued interest receivable on loans and investments	77,240	62,983	50,205
Deferred tax asset, net	347,543	306,175	264,842
Goodwill	34,401	28,098	28,098
Intangible assets	43,893	5,754	7,103
Other assets	414,217	172,937	178,312
Total assets	$18,659,768	$14,096,406	$12,611,266

LIABILITIES

Deposits:
Non-interest-bearing deposits	$4,467,041	$3,081,936	$2,367,856
Interest-bearing deposits	10,735,857	7,614,750	6,980,573
Total deposits	15,202,898	10,696,686	9,348,429
Securities sold under agreements to repurchase	300,000	300,000	100,000
Advances from the Federal Home Loan Bank (FHLB)	490,000	490,000	570,000
Other borrowings	183,762	184,150	184,150
Accounts payable and other liabilities	257,826	210,736	180,614
Total liabilities	16,434,486	11,881,572	10,383,193

STOCKHOLDERS' EQUITY

Preferred Stock, authorized 50,000,000 shares; issued 22,828,174 shares; outstanding 1,444,146 shares; aggregate liquidation value of $36,104	36,104	36,104	36,104

Common stock, $0.10 par value, authorized 2,000,000,000 shares; issued, 223,028,185 shares (June 30, 2020 - 222,955,394 shares issued; December 31, 2019 - 222,103,721 shares issued)	22,303	22,296	22,210
Less: Treasury stock (at par value)	(480)	(480)	(474)

Common stock outstanding, 218,228,901 shares outstanding (June 30, 2020 - 218,157,639 shares outstanding; December 31, 2019 - 217,359,337 shares outstanding)	21,823	21,816	21,736
Additional paid-in capital	945,213	943,816	941,652
Retained earnings	1,176,815	1,159,828	1,221,817
Accumulated other comprehensive income	45,327	53,270	6,764
Total stockholders' equity	2,225,282	2,214,834	2,228,073
Total liabilities and stockholders' equity	$18,659,768	$14,096,406	$12,611,266

FIRST BANCORP
CONDENSED CONSOLIDATED STATEMENTS OF INCOME

	Quarter Ended			Nine-Month Period Ended
	September 30,	June 30,	September 30,	September 30,	September 30,
(In thousands, except per share information)	2020	2020	2019	2020	2019

Net interest income:
Interest income	$170,402	$158,616	$172,295	$494,282	$508,277
Interest expense	21,706	23,406	27,870	71,727	81,125
Net interest income	148,696	135,210	144,425	422,555	427,152
Provision for credit losses:
Loans	48,078	36,408	7,398	158,531	31,752
Unfunded loan commitments	(803)	1,343	-	2,359	(412)
Debt securities	(361)	1,263	-	2,404	-
Provision for credit losses	46,914	39,014	7,398	163,294	31,340
Net interest income after provision for credit losses	101,782	96,196	137,027	259,261	395,812

Non-interest income:
Service charges on deposit accounts	5,848	4,475	6,108	16,280	17,711
Mortgage banking activities	7,099	3,686	4,396	14,573	12,418
Net (loss) gain on investments	5,288	(155)	(497)	13,380	(497)
Gain on early extinguishment of debt	94	-	-	94	-
Other non-interest income	11,605	12,886	11,394	36,699	36,535
Total non-interest income	29,934	20,892	21,401	81,026	66,167

Non-interest expenses:
Employees' compensation and benefits	43,063	39,532	41,409	125,454	121,518
Occupancy and equipment	19,064	16,376	15,129	50,567	47,018
Business promotion	3,046	2,314	4,004	8,982	11,650
Professional service fees	11,563	11,968	11,875	35,324	33,856
Taxes, other than income taxes	4,510	3,577	3,904	11,967	11,461
Insurance and supervisory fees	3,019	2,565	2,425	8,193	7,322
Net loss on other real estate owned operations	1,019	811	2,578	3,018	11,364
Merger and restructuring costs	10,441	2,902	592	14,188	592
Other non-interest expenses	11,783	9,741	10,917	31,785	31,373
Total non-interest expenses	107,508	89,786	92,833	289,478	276,154

Income before income taxes	24,208	27,302	65,595	50,809	185,825
Income tax benefit (expense)	4,405	(6,046)	(19,268)	1,326	(54,897)

Net income	$28,613	$21,256	$46,327	$52,135	$130,928

Net income attributable to common stockholders	$27,944	$20,587	$45,658	$50,128	$128,921

Earnings per common share:

Basic	$0.13	$0.09	$0.21	$0.23	$0.60
Diluted	$0.13	$0.09	$0.21	$0.23	$0.59

About First BanCorp.

First BanCorp. is the parent corporation of FirstBank Puerto Rico, a state-chartered commercial bank with operations in Puerto Rico, the U.S. and the British Virgin Islands and Florida, and of FirstBank Insurance Agency. Among the subsidiaries of FirstBank Puerto Rico are First Federal Finance Corp. and First Express, both small loan companies. First BanCorp’s shares of common stock trade on the New York Stock Exchange under the symbol FBP. Additional information about First BanCorp. may be found at www.1firstbank.com.

EXHIBIT A

Table 1 – Selected Financial Data

(In thousands, except per share amounts and financial ratios)	Quarter Ended			Nine-Month Period Ended
	September 30,	June 30,	September 30,	September 30,	September 30,
	2020	2020	2019	2020	2019
Condensed Income Statements:
Total interest income	$170,402	$158,616	$172,295	$494,282	$508,277
Total interest expense	21,706	23,406	27,870	71,727	81,125
Net interest income	148,696	135,210	144,425	422,555	427,152
Provision for credit losses	46,914	39,014	7,398	163,294	31,340
Non-interest income	29,934	20,892	21,401	81,026	66,167
Non-interest expenses	107,508	89,786	92,833	289,478	276,154
Income before income taxes	24,208	27,302	65,595	50,809	185,825
Income tax expense	4,405	(6,046)	(19,268)	1,326	(54,897)
Net income	28,613	21,256	46,327	52,135	130,928
Net income attributable to common stockholders	27,944	20,587	45,658	50,128	128,921

Per Common Share Results:
Net earnings per share - basic	$0.13	$0.09	$0.21	$0.23	$0.60
Net earnings per share - diluted	$0.13	$0.09	$0.21	$0.23	$0.59
Cash dividends declared	$0.05	$0.05	$0.03	$0.15	$0.09
Average shares outstanding	216,922	216,920	216,690	216,876	216,569
Average shares outstanding diluted	217,715	217,570	217,227	217,533	217,053
Book value per common share	$10.03	$9.99	$9.96	$10.03	$9.96
Tangible book value per common share (1)	$9.67	$9.83	$9.79	$9.67	$9.79

Selected Financial Ratios (In Percent):

Profitability:
Return on Average Assets	0.72	0.63	1.47	0.50	1.41
Interest Rate Spread (2)	3.75	3.99	4.59	4.01	4.60
Net Interest Margin (2)	4.07	4.38	5.06	4.39	5.08
Return on Average Total Equity	5.07	3.86	8.39	3.13	8.19
Return on Average Common Equity	5.03	3.80	8.53	3.06	8.33
Average Total Equity to Average Total Assets	14.22	16.32	17.55	15.84	17.22
Total capital	20.32	25.08	25.27	20.32	25.27
Common equity Tier 1 capital	17.22	21.52	21.61	17.22	21.61
Tier 1 capital	17.53	21.90	22.02	17.53	22.02
Leverage	13.04	15.23	16.04	13.04	16.04
Tangible common equity ratio (1)	11.36	15.25	17.03	11.36	17.03
Dividend payout ratio	38.81	52.68	14.24	64.90	15.12
Efficiency ratio (3)	60.18	57.52	55.98	57.48	55.98

Asset Quality:
Allowance for credit losses on loans and finance leases to loans held for investment	3.25	3.41	1.85	3.25	1.85
Net charge-offs (annualized) to average loans	0.45	0.43	0.61	0.55	0.93
Provision for credit losses for loans and finance leases to net charge-offs (4)	421.70	368.31	53.48	407.94	50.77
Non-performing assets to total assets	1.57	2.16	2.65	1.57	2.65
Nonaccrual loans held for investment to total loans held for investment	1.70	2.18	2.41	1.70	2.41
Allowance for credit losses on loans and finance leases to total nonaccrual loans held for investment	191.13	156.54	76.57	191.13	76.57
Allowance for credit losses on loans and finance leases to total nonaccrual loans held for investment,
excluding residential real estate loans	490.13	390.70	185.65	490.13	185.65
		.
Other Information:
Common Stock Price: End of period	$5.22	$5.59	$9.98	$5.22	$9.98

1- Non-GAAP financial measure. See page 24 for GAAP to Non-GAAP reconciliations.
2- On a tax-equivalent basis and excluding changes in the fair value of derivative instruments (Non-GAAP financial measure). See page 28 for GAAP to Non-GAAP reconciliations and refer to discussions in Table 2 and 3 below.
3- Non-interest expenses to the sum of net interest income and non-interest income. The denominator includes non-recurring income and changes in the fair value of derivative instruments.
4- The ratio of the provision for credit losses for loans and finance leases to net charge-offs, excluding the hurricane-related qualitative reserve release was 61.05% for the nine-month period ended September 30, 2019.

Table 2 – Quarterly Statement of Average Interest-Earning Assets and Average Interest-Bearing Liabilities (On a Tax-Equivalent Basis)

(Dollars in thousands)
	Average volume			Interest income (1) / expense			Average rate (1)
	September 30,	June 30,	September 30,	September 30,	June 30,	September 30,	September 30,	June 30,	September 30,
Quarter ended	2020	2020	2019	2020	2020	2019	2020	2020	2019

Interest-earning assets:
Money market & other short-term investments	$1,450,669	$1,073,669	$762,934	$405	$283	$4,081	0.11%	0.11%	2.12%
Government obligations (2)	1,129,976	737,301	588,287	4,890	5,263	6,752	1.72%	2.87%	4.55%
Mortgage-backed securities	2,253,121	1,787,611	1,295,189	11,525	12,340	9,820	2.03%	2.78%	3.01%
FHLB stock	31,635	31,684	41,779	441	490	660	5.55%	6.22%	6.27%
Other investments	6,309	6,267	3,395	10	10	7	0.63%	0.64%	0.82%
Total investments (3)	4,871,710	3,636,532	2,691,584	17,271	18,386	21,320	1.41%	2.03%	3.14%
Residential mortgage loans	3,117,021	2,847,192	3,018,603	41,577	37,812	40,610	5.31%	5.34%	5.34%
Construction loans	185,359	169,508	104,816	2,453	2,185	1,691	5.26%	5.18%	6.40%
C&I and commercial mortgage loans	4,468,614	3,944,614	3,748,186	51,902	46,755	55,543	4.62%	4.77%	5.88%
Finance leases	447,854	429,286	378,866	8,349	7,747	7,192	7.42%	7.26%	7.53%
Consumer loans	1,944,823	1,857,278	1,776,254	53,796	50,866	50,904	11.00%	11.02%	11.37%
Total loans (4) (5)	10,163,671	9,247,878	9,026,725	158,077	145,365	155,940	6.19%	6.32%	6.85%
Total interest-earning assets	$15,035,381	$12,884,410	$11,718,309	$175,348	$163,751	$177,260	4.64%	5.11%	6.00%

Interest-bearing liabilities:
Brokered CDs	$332,429	$418,246	$502,569	$1,850	$2,270	$2,843	2.21%	2.18%	2.24%
Other interest-bearing deposits	8,412,342	6,987,301	6,290,767	14,238	14,727	17,498	0.67%	0.85%	1.10%
Loans payable	-	29,451	-	-	18	-	0.00%	0.25%	-
Other borrowed funds	493,572	484,150	284,150	2,840	3,521	3,651	2.29%	2.92%	5.10%
FHLB advances	494,348	517,363	741,522	2,778	2,870	3,878	2.24%	2.23%	2.07%
Total interest-bearing liabilities	$9,732,691	$8,436,511	$7,819,008	$21,706	$23,406	$27,870	0.89%	1.12%	1.41%
Net interest income				$153,642	$140,345	$149,390
Interest rate spread							3.75%	3.99%	4.59%
Net interest margin							4.07%	4.38%	5.06%

1- On a tax-equivalent basis. The tax-equivalent yield was estimated by dividing the interest rate spread on exempt assets by 1 less the Puerto Rico statutory tax rate of 37.5% and adding to it the cost of interest-bearing liabilities. When adjusted to a tax-equivalent basis, yields on taxable and exempt assets are comparable. Changes in the fair value of derivative instruments are excluded from interest income because the changes in valuation do not affect interest paid or received. See page 28 for GAAP to Non-GAAP reconciliations.
2- Government obligations include debt issued by government-sponsored agencies.
3- Unrealized gains and losses on available-for-sale securities are excluded from the average volumes.
4- Average loan balances include the average of non-performing loans.
5- Interest income on loans includes $1.5 million, $0.9 million and $2.4 million for the quarters ended September 30, 2020, June 30, 2020, and September 30, 2019, respectively, of income from prepayment penalties and late fees related to the Corporation's loan portfolio.

Table 3 – Year-to-Date Statement of Average Interest-Earning Assets and Average Interest-Bearing Liabilities (On a Tax-Equivalent Basis)

(Dollars in thousands)
	Average volume		Interest income (1) / expense		Average rate (1)
	September 30,	September 30,	September 30,	September 30,	September 30,	September 30,
Nine-Month Period Ended	2020	2019	2020	2019	2020	2019

Interest-earning assets:
Money market & other short-term investments	$1,099,634	$615,499	$2,950	$10,350	0.36%	2.25%
Government obligations (2)	784,348	690,566	15,454	21,482	2.63%	4.16%
Mortgage-backed securities	1,937,083	1,304,777	37,874	32,033	2.61%	3.28%
FHLB stock	32,234	41,809	1,527	2,013	6.33%	6.44%
Other investments	6,082	3,169	31	20	0.68%	0.84%
Total investments (3)	3,859,381	2,655,820	57,836	65,898	2.00%	3.32%
Residential mortgage loans	2,952,278	3,071,624	118,044	123,779	5.34%	5.39%
Construction loans	159,092	94,075	6,519	4,531	5.47%	6.44%
C&I and commercial mortgage loans	4,032,497	3,760,878	146,629	163,518	4.86%	5.81%
Finance leases	433,014	360,429	24,015	20,313	7.41%	7.54%
Consumer loans	1,895,308	1,705,150	156,972	145,459	11.06%	11.41%
Total loans (4) (5)	9,472,189	8,992,156	452,179	457,600	6.38%	6.80%
Total interest-earning assets	$13,331,570	$11,647,976	$510,015	$523,498	5.11%	6.01%

Interest-bearing liabilities:
Brokered CDs	$393,038	$511,567	$6,572	$8,312	2.23%	2.17%
Other interest-bearing deposits	7,330,643	6,166,594	46,167	48,624	0.84%	1.05%
Loans payable	11,241	-	21	-	0.25%	-
Other borrowed funds	472,715	298,277	10,311	12,699	2.91%	5.69%
FHLB advances	522,172	740,513	8,656	11,490	2.21%	2.07%
Total interest-bearing liabilities	$8,729,809	$7,716,951	$71,727	$81,125	1.10%	1.41%
Net interest income			$438,288	$442,373
Interest rate spread					4.01%	4.60%
Net interest margin					4.39%	5.08%

1- On a tax-equivalent basis. The tax-equivalent yield was estimated by dividing the interest rate spread on exempt assets by 1 less the Puerto Rico statutory tax rate of 37.5% and adding to it the cost of interest-bearing liabilities. When adjusted to a tax-equivalent basis, yields on taxable and exempt assets are comparable. Changes in the fair value of derivative instruments are excluded from interest income because the changes in valuation do not affect interest paid or received. See page 28 for GAAP to Non-GAAP reconciliation.
2- Government obligations include debt issued by government-sponsored agencies.
3- Unrealized gains and losses on available-for-sale securities are excluded from the average volumes.
4- Average loan balances include the average of non-performing loans.
5- Interest income on loans includes $4.6 million and $6.7 million for the nine-month periods ended September 30, 2020 and 2019, respectively, of income from prepayment penalties and late fees related to the Corporation's loan portfolio.

Table 4 – Non-Interest Income

	Quarter Ended			Nine-Month Period Ended
	September 30,	June 30,	September 30,	September 30,	September 30,
(In thousands)	2020	2020	2019	2020	2019

Service charges on deposit accounts	$5,848	$4,475	$6,108	$16,280	$17,711
Mortgage banking activities	7,099	3,686	4,396	14,573	12,418
Insurance income	1,473	1,381	1,983	7,436	8,258
Other operating income	10,132	11,505	9,411	29,263	28,277

Non-interest income before net gain on sales of investments and gain on early extinguishment of debt	24,552	21,047	21,898	67,552	66,664

Net gain (loss) on sales of investments	5,288	(155)	-	13,380	-
OTTI on debt securities	-	-	(497)	-	(497)
Net gain (loss) on investments	5,288	(155)	(497)	13,380	(497)

Gain on early extinguishment of debt	94	-	-	94	-
	$29,934	$20,892	$21,401	$81,026	$66,167

Table 5 – Non-Interest Expenses

	Quarter Ended			Nine-Month Period Ended
	September 30,	June 30,	September 30,	September 30,	September 30,
(In thousands)	2020	2020	2019	2020	2019

Employees' compensation and benefits	$43,063	$39,532	$41,409	$125,454	$121,518
Occupancy and equipment	19,064	16,376	15,129	50,567	47,018
Deposit insurance premium	1,630	1,436	1,465	4,588	4,645
Other insurance and supervisory fees	1,389	1,129	960	3,605	2,677
Taxes, other than income taxes	4,510	3,577	3,904	11,967	11,461
Collections, appraisals and other credit related fees	1,262	1,387	1,797	4,345	5,460
Outsourcing technology services	6,949	7,672	6,206	21,450	17,524
Other professional fees	3,352	2,909	3,872	9,529	10,872
Credit and debit card processing expenses	4,859	3,938	4,764	12,747	12,738
Business promotion	3,046	2,314	4,004	8,982	11,650
Communications	2,246	1,852	1,834	5,975	5,300
Net loss on OREO operations	1,019	811	2,578	3,018	11,364
Merger and restructuring costs	10,441	2,902	592	14,188	592
Other	4,678	3,951	4,319	13,063	13,335
Total	$107,508	$89,786	$92,833	$289,478	$276,154

Table 6 – Selected Balance Sheet Data

(In thousands)	As of
	September 30,	June 30,	December 31,
	2020	2020	2019
Balance Sheet Data:
Loans, including loans held for sale	$11,895,945	$9,405,202	$9,041,682
Allowance for credit losses for loans and finance leases	384,718	319,297	155,139
Money market and investment securities, net of allowance for credit losses for debt securities	3,621,902	2,986,390	2,398,157
Intangible assets	78,294	34,246	35,671
Deferred tax asset, net	347,543	306,175	264,842
Total assets	18,659,768	14,096,406	12,611,266
Deposits	15,202,898	10,696,686	9,348,429
Borrowings	973,762	974,150	854,150
Total preferred equity	36,104	36,104	36,104
Total common equity	2,143,851	2,125,460	2,185,205
Accumulated other comprehensive income, net of tax	45,327	53,270	6,764
Total equity	2,225,282	2,214,834	2,228,073

Table 7 – Loan Portfolio

Composition of the loan portfolio including loans held for sale at period-end.

(In thousands)	As of
	September 30,	June 30,	December 31,
	2020	2020	2019

Residential mortgage loans	$3,636,713	$2,890,301	$2,933,773

Commercial loans:
Construction loans	191,356	177,777	111,317
Commercial mortgage loans	2,220,277	1,455,083	1,444,586
Commercial and Industrial loans	3,226,843	2,547,812	2,230,876
Commercial loans	5,638,476	4,180,672	3,786,779

Finance leases	458,381	438,851	414,532

Consumer loans	2,113,705	1,856,392	1,867,121
Loans held for investment	11,847,275	9,366,216	9,002,205
Loans held for sale	48,670	38,986	39,477
Total loans	$11,895,945	$9,405,202	$9,041,682

Table 8 – Loan Portfolio by Geography

(In thousands)	As of September 30, 2020
	Puerto Rico	Virgin Islands	United States	Consolidated

Residential mortgage loans	$2,881,533	$218,826	$536,354	$3,636,713

Commercial loans:
Construction loans	58,555	11,451	121,350	191,356
Commercial mortgage loans	1,772,648	61,633	385,996	2,220,277
Commercial and Industrial loans	2,154,786	132,809	939,248	3,226,843
Commercial loans	3,985,989	205,893	1,446,594	5,638,476

Finance leases	458,381	-	-	458,381

Consumer loans	2,032,421	51,158	30,126	2,113,705
Loans held for investment	9,358,324	475,877	2,013,074	11,847,275

Loans held for sale	39,958	-	8,712	48,670
Total loans	$9,398,282	$475,877	$2,021,786	$11,895,945

(In thousands)	As of June 30, 2020
	Puerto Rico	Virgin Islands	United States	Consolidated

Residential mortgage loans	$2,117,708	$222,581	$550,012	$2,890,301

Commercial loans:
Construction loans	51,294	11,512	114,971	177,777
Commercial mortgage loans	1,022,185	62,600	370,298	1,455,083
Commercial and Industrial loans	1,475,110	131,419	941,283	2,547,812
Commercial loans	2,548,589	205,531	1,426,552	4,180,672

Finance leases	438,851	-	-	438,851

Consumer loans	1,771,659	51,163	33,570	1,856,392
Loans held for investment	6,876,807	479,275	2,010,134	9,366,216

Loans held for sale	30,525	-	8,461	38,986
Total loans	$6,907,332	$479,275	$2,018,595	$9,405,202

(In thousands)	As of December 31, 2019
	Puerto Rico	Virgin Islands	United States	Consolidated

Residential mortgage loans	$2,136,818	$230,769	$566,186	$2,933,773

Commercial loans:
Construction loans	36,102	12,144	63,071	111,317
Commercial mortgage loans	1,012,523	67,377	364,686	1,444,586
Commercial and Industrial loans	1,285,594	105,819	839,463	2,230,876
Commercial loans	2,334,219	185,340	1,267,220	3,786,779

Finance leases	414,532	-	-	414,532

Consumer loans	1,776,675	49,924	40,522	1,867,121
Loans held for investment	6,662,244	466,033	1,873,928	9,002,205

Loans held for sale	33,709	350	5,418	39,477
Total loans	$6,695,953	$466,383	$1,879,346	$9,041,682

Table 9 – Non-Performing Assets

	As of
(Dollars in thousands)	September 30,	June 30,	December 31,
	2020	2020	2019
Nonaccrual loans held for investment:
Residential mortgage	$122,797	$122,249	$121,408
Commercial mortgage	29,651	34,109	40,076
Commercial and Industrial	20,882	19,995	18,773
Construction	13,090	9,574	9,782
Consumer and Finance leases	14,870	18,047	20,629
Total nonaccrual loans held for investment	201,290	203,974	210,668

OREO	89,049	96,319	101,626
Other repossessed property	3,006	3,554	5,115
Total non-performing assets, excluding nonaccrual loans held for sale	$293,345	$303,847	$317,409

Nonaccrual loans held for sale	-	-	-
Total non-performing assets, including nonaccrual loans held for sale (1)	$293,345	$303,847	$317,409

Past-due loans 90 days and still accruing (2)	$160,066	$164,519	$135,490
Allowance for credit losses on loans	$384,718	$319,297	$155,139
Allowance for credit losses on loans to total nonaccrual loans held for investment	191.13%	156.54%	73.64%
Allowance for credit losses on loans to total nonaccrual loans held for investment, excluding residential real estate loans	490.13%	390.70%	173.81%

(1) Excludes purchased-credit deteriorated ("PCD") loans previously accounted for under Accounting Standards Codification ("ASC") 310-30 for which the Corporation made the accounting policy election of maintaining pools of loans accounted for under ASC 310-30 as "units of account" both at the time of adoption of ASC 326 and on an ongoing basis for credit loss measurement. These loans accrete interest income based on the effective interest rate of the loan pools determined at the time of adoption of ASC 326 and will continue to be excluded from nonaccrual loan statistics as long as the Corporation can reasonably estimate the timing and amount of cash flows expected to be collected on the loan pools. The amortized cost of such loans as of September 30, 2020, June 30, 2020, and December 31, 2019 amounted to $133.2 million, $134.4 million, and $136.7 million, respectively.
(2) These include loans rebooked, which were previously pooled into GNMA securities amounting to $17.7 million (June 30, 2020 - $69.9 million; December 31, 2019 - $35.3 million). Under the GNMA program, the Corporation has the option but not the obligation to repurchase loans that meet GNMA's specified delinquency criteria. For accounting purposes, these loans subject to the repurchase option are required to be reflected on the financial statements with an offsetting liability. During the third quarter of 2020, the Corporation repurchased, pursuant to the aforementioned repurchase option, $52.0 million of loans previously sold to GNMA.

Table 10 – Non-Performing Assets by Geography

	As of
(In thousands)	September 30,	June 30,	December 31,
	2020	2020	2019
Puerto Rico:
Nonaccrual loans held for investment:
Residential mortgage	$98,473	$97,715	$97,214
Commercial mortgage	18,291	22,354	23,963
Commercial and Industrial	18,464	18,283	16,155
Construction	5,430	1,910	2,024
Finance leases	879	1,521	1,354
Consumer	13,290	15,480	18,129
Total nonaccrual loans held for investment	154,827	157,263	158,839

OREO	83,712	90,688	96,585
Other repossessed property	2,790	3,404	4,810
Total non-performing assets, excluding nonaccrual loans held for sale	$241,329	$251,355	$260,234
Nonaccrual loans held for sale	-	-	-
Total non-performing assets, including nonaccrual loans held for sale (1)	$241,329	$251,355	$260,234
Past-due loans 90 days and still accruing (2)	$157,829	$161,959	$129,463

Virgin Islands:
Nonaccrual loans held for investment:
Residential mortgage	$9,824	$10,295	$10,903
Commercial mortgage	11,360	11,755	16,113
Commercial and Industrial	1,425	1,443	2,303
Construction	7,660	7,664	7,758
Consumer	229	204	467
Total nonaccrual loans held for investment	30,498	31,361	37,544

OREO	5,273	5,420	4,909
Other repossessed property	143	119	146
Total non-performing assets, excluding nonaccrual loans held for sale	$35,914	$36,900	$42,599
Nonaccrual loans held for sale	-	-	-
Total non-performing assets, including nonaccrual loans held for sale	$35,914	$36,900	$42,599
Past-due loans 90 days and still accruing	$1,986	$2,310	$5,898

United States:
Nonaccrual loans held for investment:
Residential mortgage	$14,500	$14,239	$13,291
Commercial mortgage	-	-	-
Commercial and Industrial	993	269	315
Construction	-	-	-
Consumer	472	842	679
Total nonaccrual loans held for investment	15,965	15,350	14,285

OREO	64	211	132
Other repossessed property	73	31	159
Total non-performing assets, excluding nonaccrual loans held for sale	$16,102	$15,592	$14,576
Nonaccrual loans held for sale	-	-	-
Total non-performing assets, including nonaccrual loans held for sale	$16,102	$15,592	$14,576
Past-due loans 90 days and still accruing	$251	$250	$129

(1) Excludes purchased-credit deteriorated ("PCD") loans previously accounted for under Accounting Standards Codification ("ASC") 310-30 for which the Corporation made the accounting policy election of maintaining pools of loans accounted for under ASC 310-30 as "units of account" both at the time of adoption of ASC 326 and on an ongoing basis for credit loss measurement. These loans accrete interest income based on the effective interest rate of the loan pools determined at the time of adoption of ASC 326 and will continue to be excluded from nonaccrual loan statistics as long as the Corporation can reasonably estimate the timing and amount of cash flows expected to be collected on the loan pools. The amortized cost of such loans as of September 30, 2020, June 30, 2020, and December 31, 2019 amounted to $133.2 million, $134.4 million, and $136.7 million, respectively.
(2) These include loans rebooked, which were previously pooled into GNMA securities amounting to $17.7 million (June 30, 2020 - $69.9 million; December 31, 2019 - $35.3 million). Under the GNMA program, the Corporation has the option but not the obligation to repurchase loans that meet GNMA's specified delinquency criteria. For accounting purposes, these loans subject to the repurchase option are required to be reflected on the financial statements with an offsetting liability. During the third quarter of 2020, the Corporation repurchased, pursuant to the aforementioned repurchase option, $52.0 million of loans previously sold to GNMA.

Table 11 – Allowance for Credit Losses for Loans and Finance Leases

	Quarter Ended			Nine-Month Period Ended
(Dollars in thousands)	September 30,	June 30,	September 30,	September 30,	September 30,
	2020	2020	2019	2020	2019

Allowance for credit losses on loans and finance leases, beginning balance	$319,297	$292,774	$172,011	$155,139	$196,362
Impact of adopting ASC 326	-	-	-	81,165	-
Allowance for credit losses on loans and finance leases, beginning balance after CECL adoption	319,297	292,774	172,011	236,304	196,362
Provision for credit losses on loans and finance leases	48,078	36,408	7,398	158,531	31,752	(1)
Initial allowance on PCD loans	28,744	-	-	28,744	-
Net (charge-offs) recoveries of loans:
Residential mortgage	(2,283)	(1,794)	(4,414)	(7,856)	(14,149)
Commercial mortgage	(3,104)	25	(717)	(3,163)	(14,587)
Commercial and Industrial	(70)	5	1,439	(75)	(3,860)
Construction	36	(54)	211	6	282
Consumer and finance leases	(5,980)	(8,067)	(10,353)	(27,773)	(30,225)
Net charge-offs	(11,401)	(9,885)	(13,834)	(38,861)	(62,539)
Allowance for credit losses on loans and finance leases, end of period	$384,718	$319,297	$165,575	$384,718	$165,575

Allowance for credit losses on loans and finance leases to period end total loans held for investment	3.25%	3.41%	1.85%	3.25%	1.85%
Net charge-offs (annualized) to average loans outstanding during the period	0.45%	0.43%	0.61%	0.55%	0.93%
Provision for credit losses on loans and finance leases to net charge-offs during the period	4.22x	3.68x	0.53x	4.08x	0.51x
Provision for credit losses on loans and finance leases to net charge-offs during the period, excluding effect of the hurricane-related qualitative reserve releases inthe first nine months of 2019	4.22x	3.68x	0.53x	4.08x	0.61x

(1) Net of a $6.4 million net credit loss reserve release on loans associated with the effect of Hurricanes Irma and Maria.

Table 12 – Net Charge-Offs to Average Loans

	Nine-Month
	Period Ended	Year Ended
	September 30, 2020	December 31,	December 31,	December 31,	December 31,
	(annualized)	2019	2018	2017	2016

Residential mortgage	0.35%	0.66%	0.67%	0.79%	0.93%

Commercial mortgage	0.27%	0.97%	1.03%	2.42%	1.28%

Commercial and Industrial	0.00%	0.16%	0.38%	0.66%	1.11%

Construction	-0.01%	-0.28%	6.75%	2.05%	1.02%

Consumer and finance leases	1.59%	2.05%	2.31%	2.12%	2.63%

Total loans	0.55%	0.91%	1.09%	1.33%	1.37%

Contacts

First BanCorp.
John B. Pelling III
Investor Relations Officer
john.pelling@firstbankpr.com
(787) 729-8003